As filed with the Securities and Exchange Commission on February 18, 1997

                                                 REGISTRATION NO. 333-20559



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                       ________________________________

                               AMENDMENT NO. 1.
                                      to
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                       ________________________________
                                  IRATA, INC.
                (Name of Small Business Issuer in its charter)

          TEXAS                                  7993                                                   76-0366015
(State or jurisdiction of             (Primary Standard Industrial                         (I.R.S. Employer Identification No.)
 incorporation or organization)        Classification Code Number)

                       ________________________________

                         8554 KATY FREEWAY, SUITE 100
                             HOUSTON, TEXAS 77024
                                (713) 467-4300
         (Address and telephone number of principal executive offices)

                       ________________________________

                         8554 KATY FREEWAY, SUITE 100
                             HOUSTON, TEXAS 77024
(Address of principal place of business or intended principal place of business)

                       ________________________________

             LANCE P. WIMMER, CHAIRMAN OF THE BOARD AND PRESIDENT
                                  IRATA, INC.
                         8554 KATY FREEWAY, SUITE 100
                             HOUSTON, TEXAS 77024
                                (713) 467-4300
           (Name, address and telephone number of agent for service)

                        ________________________________

                                with copies to:

                             ANDREW J. CLARK, III
                          1000 LOUISIANA, SUITE 3640
                             HOUSTON, TEXAS 77002
                                (713) 652-6630

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS DETERMINED BY THE SELLING SHAREHOLDERS NAMED HEREIN.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]....................

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]....................

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

[X] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the foregoing box.



  Pursuant to Rule 416, there are also registered such additional common stock shares as may become issuable pursuant to the anti-dilution provisions of the common stock purchase warrants and the Unit Purchase Options.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
                Subject to completion, dated February 18, 1997


     PROSPECTUS

                                  IRATA, INC.


8,233,500 SHARES OF CLASS A COMMON STOCK ($.10 PAR VALUE)


     This Prospectus relates to the offering from time to time of up to 8,233,500 shares (the "Shares") of Class A Common Stock, par value $.10 per share (the "Class A Common Stock") of Irata, Inc. (the "Company") by the holders thereof (the "Selling Shareholders") consisting of (1) an aggregate of 3,630,000 shares of Class A Common Stock owned directly by the Selling Shareholders, (2) an aggregate of 486,750 shares of Class A Common Stock which may be issued to certain Selling Shareholders upon the exercise of certain Unit Purchase Options,
(3) an aggregate of 3,630,000 shares of Class A Common Stock which may be issued to the Selling Shareholders upon the exercise of certain Common Stock Purchase Warrants (the "Private Placement Warrants") owned by the Selling Shareholders and (4) an aggregate of 486,750 shares of Class A Common Stock which may be issued to certain Selling Shareholders upon the exercise of certain Special Private Placement Warrants which may be issued to such persons upon exercise of the Unit Purchase Options. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds." The Company is paying the expense of registration of the Shares.

     It is anticipated that sales of the Shares will be made in one of four ways: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an ordinary brokerage transaction; or (iv) a transaction in which the broker solicits purchasers. The period of distribution of the Shares may occur over an extended period of time. See "Plan of Distribution."

     The Company's Class A Common Stock is traded on the Boston Stock Exchange and the Nasdaq SmallCap Market under the symbol "IRATA". On February 14, 1997 the closing price of the Class A Common Stock in the Nasdaq SmallCap System was $ .813. See "Description of Securities-Market for Common Equity and Related Stockholder Matters."

        THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF
                RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 4.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
         ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is February   , 1997.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in the Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, the information in this Prospectus gives retroactive effect to reverse stock splits effected in October and December 1993 and assumes that none of the warrants issued in the Private Placement or any other warrants or options of the Company as are discussed herein are exercised.

THE COMPANY

     Irata, Inc. (the "Company") has developed and operates a computerized version of the traditional self-service photo booth. The Company's photo booth is marketed under the name Video Foto. Video Foto booths combine traditional photo options with a variety of souvenir, novelty, and amusement options, utilizing computer imaging technology, a laser printing device, and other computer hardware and software. Booths provide customers a variety of black and white photo product options, including traditional prints ranging in size up to 8" x 10", and novelty items such as "wanted" posters, newspaper front pages, photo greeting cards, and photo calendars.


     The Company's strategy is to grow the Company by placing on location a steadily increasing number of additional Video Foto booths. The Company is also attempting to maximize average revenue per booth by placing them in locations that meet the Company's criteria. At December 31, 1996, the Company had 684 Video Foto booths in operation. Booths are generally placed on a revenue-sharing basis, with the Company retaining responsibility for operational, service, and product costs. The Company now intends to begin producing and operating color video photo booths. The Company's continued growth and capacity for production and operation of photo booths will depend on its ability to obtain additional financing, through operations or outside funding. There can be no assurance that additional financing will be available.

     The Company was incorporated under the laws of the State of Texas on March 22, 1992. The principal office of the Company is located at 8554 Katy Freeway, Suite 100, Houston, Texas 77024 and its telephone number at that office is (713) 467-4300.

RECENT DEVELOPMENTS

     In July 1996, the Company began the final phase of its color Video Foto booth development project, a next generation product design. This development effort included booth size and shape configuration, hardware component selection, and software systems design. Out of this effort, the Company successfully completed its first prototype color photo booth and displayed it at the International Arcade & Amusement Parks Association annual convention in November 1996. Initial field testing of ten booths is scheduled to begin during the quarter ending March 31, 1997 with market roll out thereafter. See "Business-Color Video Foto Booth."

     On January 8, 1997, the Company completed a private placement of 3,245,000 shares of Class A Common Stock and 3,245,000 Private Placement Warrants. Net proceeds to the Company are approximately $1,275,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE OFFERING

Securities Offered by the             3,630,000 shares of Class A Common Stock;
Selling Shareholders                  3,630,000 shares of Class A Common Stock
                                      issuable upon exercise of the Private
                                      Placement Warrants; 486,750 shares of
                                      Class A Common Stock which may be issued upon the exercise of certain Unit Purchase
                                      Options; an aggregate of 486,750 shares of Class A Common Stock which may be issued upon the exercise of certain Special
                                      Private Placement Warrants issuable upon exercise of the Unit Purchase Options.
                                      See "Principal and Selling Shareholders" and "Description of Securities."


Number of Shares Capital Stock
Outstanding:
      Class A Common Stock ........   6,434,215/1/
      Class B Common Stock ........   1,500,000/2/

Use of Proceeds                       The Company will receive none of the
                                      proceeds from the sale of the Shares.
                                      Any proceeds received by the Company
                                      upon exercise of the Private Placement
                                      Warrants, the Unit Purchase Options and
                                      the Special Private Placement Warrants
                                      will be used for working capital and
                                      general corporate purposes.  See "Use of
                                      Proceeds."
Nasdaq Symbol                         Class A Common Stock-IRATA

__________
(1) Excludes shares issuable upon exercise of options and warrants described in footnote (2) to the Capitalization table.
(2) The Class B Common Stock is non-voting and does not participate with the Class A Common Stock in dividends and distributions until the Company has achieved $1,000,000 in earned surplus, after which it is limited in the amount of dividends and distributions it may receive to an amount that cannot exceed $1,000,000 in the aggregate. See "Description of Securities."

RISK FACTORS

     THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION PRESENTED UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS, INCLUDING RISKS RELATED TO THE COMPANY'S LIMITED OPERATING HISTORY AND LOSSES TO DATE, AND POSSIBLE NEED FOR ADDITIONAL FINANCING, AMONG OTHERS.

SUMMARY FINANCIAL INFORMATION


                                            YEAR ENDED      YEAR ENDED       SIX MONTHS ENDED     SIX MONTHS ENDED
                                          JUNE 30, 1995   JUNE 30, 1996        DECEMBER 31,        DECEMBER 31,
                                          --------------  --------------    -------------------  -------------------
                                                                                   1995                 1996
                                                                                   ----                 ----
Statement of Operations Date:
Revenue                                      $5,520,452     $ 7,451,098          $ 4,103,673          $ 3,083,963
Net loss                                     $ (595,800)    $(2,114,557)         $  (313,658)         $  (951,683)
Net loss per share                               $(0.24)         $(0.83)         $     (0.12)         $     (0.26)
Weighted average number of common or
 equivalent shares outstanding                2,534,711       2,545,409            2,544,318            3,622,208


                                                                            JUNE 30, 1996       DECEMBER 31, 1996
                                                                            -------------      ------------------
Selected Balance Sheet Data:
   Working Capital (Deficit)                                                     $(3,496,537)         $   274,313
   Property and Equipment, net                                                   $ 5,405,787            4,972,842
   Total Assets                                                                  $ 6,865,045          $ 6,471,886
   Stockholders' Equity                                                          $ 2,429,435          $ 3,481,805

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEREFORE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS IN EVALUATING THE COMPANY AND ITS BUSINESS.

LIMITED OPERATING HISTORY. The Company began operations in June 1992 and has incurred annual losses to date. The Company's Product is a relatively new concept and, as is typical in the case of a new product or concept, the ultimate level of demand for and market acceptance of the Company's product is uncertain. The Company's operations are subject to many of the risks inherent in the establishment of a new business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business. See "Business-Formation History."


CONTINUING LOSSES. For the period from inception through June 30, 1996 the Company incurred losses of $(4,335,563). For the six month period ended December 31, 1996 the Company incurred losses of $(951,683), and losses are continuing. At December 31, 1996 the Company had an accumulated deficit of $(5,287,246). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

AUDITORS REPORT CONTAINING GOING CONCERN QUALIFICATION. The reports of the Company's independent auditors for the fiscal years ended June 30, 1995 and June 30, 1996 contain an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the auditors as raising substantial doubt as to the Company's ability to continue as a going concern are that the Company has incurred net losses, negative cash flows from operations and negative working capital. See "Report of Independent Auditors in the Financial Statements" and "Experts."

POSSIBLE REQUIREMENT FOR ADDITIONAL FINANCING TO MEET CAPITAL NEEDS; NO
ASSURANCE OF AVAILABLE FINANCING.   The Company's capital requirements have been
and will continue to be significant as the Company intends to build and install up to 100 booths within the next 12 months. The Company anticipates using the proceeds of a recently completed private placement and from additional borrowings to satisfy its contemplated cash requirements for the next 12 month period. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of the aforementioned private placement otherwise prove to be insufficient to fund operations (due to unanticipated expenses or difficulties or otherwise), the Company could be required to seek additional financing sooner than currently anticipated or may be required to curtail its activities. Except for funds available from its senior lender to construct new booths, the Company has no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Any additional financing may involve dilution to the interests of the Company's then existing shareholders. See "Business."

ABILITY TO MAINTAIN AND MANAGE CONTINUED RAPID GROWTH. The Company is pursuing a rapid growth strategy that will involve the construction of additional booths and the relocation of up to 30 existing booths per month. Accomplishing the continued growth planned for the Company will depend upon a number a factors, including the Company's ability to locate and obtain acceptable sites, to contract with and train competent service contractors and to integrate new technologies into its existing equipment. The Company's continued growth may be constrained by inadequate cash flow. There can be no assurance that the Company will be able to relocate low performing booths, open additional favorable locations in the future, or that the Company's strategy of increasing revenues at existing locations will be successful. See "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Financial Statements."

REVENUES DEPENDENT UPON LOCATION OF BOOTHS; POSSIBLE FLUCTUATION IN OPERATING RESULTS DUE TO SEASONALITY. As is typical in the vending industry, the Company's revenues are generated from free standing, non-attended units. Much of the Company's success will depend upon the traffic patterns of the individual locations and the ability to attract site locations in sufficient proximity to each other so as to facilitate efficient service routes. To date, the Company has experienced certain lower performing units which it has sought and is seeking to relocate. There can be no assurance that the Company will continue to be successful in placing its products in locations that will have high levels of customer use or that the Company will place booths in locations that will enable it to organize efficient routes. Certain locations may be subject to seasonal customer traffic patterns and there can be no assurance the the Company will not experience significant fluctuations in operating results in the future. See "Business-Geographic and Demographic Location of Booths", "Business-Seasonality", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Financial Statements."

LACK OF LONG-TERM CONTRACTS FOR LOCATIONS. The agreements pursuant to which the Company's products are located at sites are generally terminable by the site owner for any reason upon short-term notice. A significant number of contract terminations, in the absence of the Company being able to relocate booths, would have a material adverse affect the Company's business. See "Business."

DEPENDENCE ON KEY PERSONNEL.   The Company's success depends largely upon the
continuing contributions of its executive officers, particularly Lance P. Wimmer, the Company's Chairman, President and Chief Executive Officer, and Robert A. Searles, Jr., Executive Vice President and John Stuecheli, Chief Financial Officer. Although the Company has entered into employment agreements with Messrs. Wimmer, Searles, and Stuecheli, the loss of the services of these executives or certain other key personnel, could materially adversely affect the business of the Company. See "Management."

LACK OF PATENT PROTECTION FOR THE COMPANY'S TECHNOLOGY; POSSIBLE TECHNOLOGICAL OBSOLESCENCE. The Company's business is subject to technological developments and new product introductions. The Company's Video Foto booth products could be rendered obsolete by technological advances by one or more of the Company's present competitors or by future entrants into the industry. While the Company considers the technology embodied in its Video Foto booths to be proprietary, none of such know-how has been protected by patent or copyright. Therefore there can be no assurance that others will not attempt to develop and use comparable or superior technology. Although the Company is not aware of any patents or other proprietary rights that its technology may violate, there can be no assurance that such rights do not exist. Should the Company learn that its technology does violate any existing patents, the Company may be required to modify its technology to avoid such infringement or obtain licenses from others to be able to operate its business as planned. The failure to obtain such licenses on favorable terms, or at all, could have a material adverse effect on the Company. See "Business-Patents and Proprietary Rights."

COMPETITION IN THE PHOTO BOOTH BUSINESS.   The market for the Company's products
and services is highly competitive. The Company faces competition for leased space from two established competitors, Photp-Me International, PLC and Polaroid Corporation, as well as numerous independent and lesser known regional organizations in the photo booth business. Many of these firms have far greater financial resources, experience or industry relationships than the Company. In addition, such organizations have proven operating histories, which may afford these firms significant advantages in negotiating and obtaining future retail leases or merchandise licenses, arranging financing, attracting skilled personnel and developing technology and products. The Company also competes with a number of firms which create traditional photographic products within shopping malls, theme parks, and retail stores selling at significantly higher prices. The Company attempts to compete on the basis of product quality, selection, location, and competitive pricing. There can be assurnace that it will be able to do so. See "Business-Competition."

DEPENDENCE ON SUPPLIERS TO SUPPLY BOOTHS. The Company has been and will continue to be dependent on outside suppliers for the supply of components and fabrication of the Video Foto booths. Although the Company believes that additional alternative sources are available, failure by its manufacturer to supply the Company with high quality finished products at commercially reasonable terms, or at all, in the absence of readily available alternative sources, would have a material adverse effect on the Company. The software embodied in the Company's products was developed by an independent software developer. The Company does not have the capability internally to perform this work and there can be no assurnace that required enhancements can be successfully developed, that required modifications to existing software wil be supported or that the improved software will be available on a tmely basis. See "Business-Manufacturing and Suppliers."

POSSIBLE INFLUENCE BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS. Current officers, directors and shareholders owning 5% or more of the Class A Common Stock of the Company own, of record or beneficially, an aggregate of approximately 11% of the issued and outstanding shares (excluding outstanding options and warrants). Accordingly, they will be in a position to influence the outcome of matters requiring a vote of shareholders. See "Principal and Selling Shareholders."

NO DIVIDENDS LIKELY IN THE FORESEEABLE FUTURE. The Company has not paid any cash dividends to date and does not expect to declare or pay any cash dividends in the foreseeable future. See "Financial Statements."

POTENTIAL ANTI-TAKEOVER EFFECTS OF DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Articles of Incorporation authorizes the issuance of up to 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Class A Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, prevent shareholders from receiving the maximum value for their shares. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities-Preferred Stock."

POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET; DISCLOSURE RELATING TO LOW-PRICED STOCKS. While the Company's Class A Common Stock is quoted in The NASDAQ SmallCap Market ("Nasdaq"), there can be no assurance that the Company will meet the criteria for continued listing of securities on Nasdaq. To continue to be included in Nasdaq, a company must currently maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In November 1996, the board of dirctors of Nasdaq proposed changes to these quantitative standards, which if approved as proposed, would require company to maintain a $1,000,000 market value of the public float rather $200,000 and to have net tangible assets of $2,000,000 or net income of $500,000 in two of the last three years or a market capitalization of at least $35,000,000 as well as to follow certain corporate governance standards. In addition, continued inclusion currently requires two market-makers and a minimum bide price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will currently remain eligible for continued inclusion in Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. In November 1996, Nasdaq proposed that this alternative be eliminated. The failure to meet these existing or amended maintenance criteria in the future may result in the discontinuance of the inclusion of the Class A Common Stock in Nasdaq. In such event, trading, if any, in the Class A Common Stock may then continue to be conducted in the non-Nasdaq over-the-counter market in what is commonly referred to as the "pink sheets," or, if then available, the "OTC Bulletin Board Service." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations, for the Company's securities. In addition, the Company would be subject to a rule promulgated by the Securities and Exchange Commission (the "Commission") that, if the Company fails to meet certain criteria set forth in such rule, imposes additional sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors (generally institutions) with assets in excess of $5,000,000 or individuals with a net worth of $1,000,000 or annual income exceeding $200,000 (or $300,000 jointly with spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities, and also may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market.

The Commission has adopted regulations which generally define a "penny stock" to be any non-exchange listed or non-Nasdaq equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on any exchange or Nasdaq, are otherwise listed in Nasdaq and have certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected. See "Description of Securities-Market for Common Equity and Related Stockholder Matters."

                                CAPITALIZATION

          The following table sets forth the actual capitalization of the Company at December 31, 1996 and giving pro forma effect to the completion of the Private Placement of 3,245,000 shares of Class A Common Stock at $0.50 per share and application of the proceeds thereof.

                                               December 31, 1996
                                              ------------------
                                             Actual      Pro Forma
                                             ------      ---------
Long-term Debt:
   Senior Debt                              2,247,639   $ 2,247,639
Stockholders' Equity:
   Preferred Stock, $1.00 par value;              -0-           -0-
    100,000 authorized, none issued and
    outstanding
   Class A Common Stock, $.10 par             629,421       641,421
    value; 20,000,000 authorized;
    6,294,215 shares issued and
    outstanding; 6,414,215 shares
    issued and outstanding pro forma (1),
    (2) and (3).
   Class B Common Stock, $.01 par              15,000        15,000
    value; 1,500,000 authorized, issued
    and outstanding
   Additional Paid-in Capital               8,124,630     8,164,830
   Accumulated Deficit                     (5,287,246)   (5,287,246)
   Total Stockholders' Equity               3,481,805     3,534,005
   Total Capitalization                   $ 5,729,444   $ 5,781,644
_______
     1. On January 8, 1996, 120,000 shares of Class A Common Stock were issued to complete the Private Placement of 3,245,000 shares of Class A Common Stock at $.50 per share.

     2. Excludes (i)148,920 shares of Class A Common Stock issuable under unsurrendered stock options exercisable at $5.00 per share granted under the Company's 1993 Stock Option Plan; (ii) 686,250 shares of Class A Common Stock issuable under stock options exercisable at $.50 per share granted under the Company's 1996 Stock Option Plan; (iii) 1,797,436 shares of Class A Common Stock issuable under redeemable warrants evidencing the right to purchase one share of Class A Common Stock per warrant at an exercise price of $4.93 per share at any time prior to the close of business on May 11, 1997 issued as a part of the units offered in the Company's initial public offering in May 1994; (iv) 20,681 shares of Class A Common Stock issuable pursuant to the exercise of warrants expiring March 31,1997 that were granted in connection with formation of the Company having an exercise price of $1.50 per share; (v) up to 312,596 additional shares of Class A Common Stock that would be issued upon exercise of the unit purchase option, exercisable at any time prior to the close of business on May 11, 1999 at $4.93 per unit, granted to Royce Investment Group, Inc. to purchase 156,298 units with each unit consisting of one share of Class A Common Stock and one redeemable warrant exercisable at $4.93 per share; (vi) 52,988 shares of Class A Common Stock exercisable under warrants granted to Hill Branscomb and Venlease Associates exercisable at any time prior to June 1, 2000 at $1.98 per share issued pursuant to the placement of the Company's senior indebtedness; (vii) an aggregate of 510,000 shares of Class A Common Stock issuable to the Company's senior lender at an exercise price of $6.63 per share issued in connection with the Company's credit facility with its senior lender; (viii) 63,881 shares of Class A Common Stock upon exercise of warrants exercisable at any time prior to March 28, 2000 at $1.98 per share issued to J. T. Trotter in consideration for his guarantee of bank debt; (ix) 3,630,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants; (x) 486,750 shares of Class A Common Stock issuable upon exercise of 486,750 Unit Purchase Options granted to the Placement Agents in connection with the Company's private placement completed in January 1997; and (xi) 486,750 shares of Class A Common Stock issuable upon exercise of the Special Private Placement Warrants. The number of shares of Class A Common Stock and the exercise price as set forth above have been adjusted in accordance with the antidilution provisions of the underlying instruments.


     3. Excludes 20,000 shares of Class A Common Stock issued in January 1997 to John D. Higgins, a director of the Company, as consideration for $10,000 in unpaid 1996 director fees.


                                USE OF PROCEEDS

     The Company will receive none of the proceeds from the sale of shares by the Selling Shareholders.

     Any proceeds received by the Company upon exercise of the Private Placement Warrants, the Unit Purchase Options and the Special Private Placement Warrants will be added to working capital. Proceeds not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds or similar short-term interest bearing investments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto included elsewhere herein (See "Financial Statements"), and is qualified in its entirety by the foregoing and by other more detailed financial information appearing elsewhere herein. See also the information under "Risk Factors."

     The Company's principal business is the placement and operation of Video Foto booths throughout the United States. Booth manufacturing is subcontracted with the Company providing limited assembly and extensive testing and quality control. The Company seeks what it considers to be desirable locations (sites) and then contracts with the site owner to place the booths in operation. Typically the contracts are from month-to-month with rents based on a percentage of the revenue collected. In most cases there is a minimum guarantee and occasionally a simple monthly rate, or some combination.


     The Company's levels of monthly sales revenues are affected by seasonal increases and decreases in customer traffic. The Company's experience shows that June, July, August, and December generate the highest levels of traffic through its booths, with peak revenues experienced during school breaks and holiday shopping periods. Additionally, revenues of the Company are generally affected by adverse weather conditions or any economic downturn having a material affect on traffic patterns of retail customers or tourists. The Company's financial results are dependent on (i) number of booths in operation (operating days), and
(ii) revenue per booth. The historical results for the Company for the years ending June 30, 1995 and 1996 and for the six months ended December 31, 1995 and 1996 are shown in the table below:

                                              December 31                  June 30
                                              ------------                 -------
                                           1995         1996         1995          1996
                                           ----         ----         ----          ----
Revenues                                $4,103,673   $3,083,963   $5,520,452   $ 7,451,098
Net Loss                                 ($313,658)   ($951,683)   ($595,800)  $(2,114,557)
Booths in Operation at End of Period           761          684          706           738
Average Monthly Revenue per Booth       $      920   $      732   $      866   $       842

(Average monthly revenue per booth is calculated by dividing the monthly revenues by the number of booths in operation at month end.)

     As of June 30,1996 the Company recognized a net loss of ($2,114,557).See "Risk Factors-Continuing Losses." A significant portion of this loss is attributable to the costs associated with certain non-recurring events. During fiscal year 1996, the Company permanently removed approximately 120 booths from operations. These early prototype booths, which were acquired in 1992, contained older components, which had high failure rates and, in some cases, replacement parts were no longer available to supply them. Also, the cabinet construction was not designed for high traffic, unattended locations, resulting in security problems. These booths were replaced with the current booth, which has a sturdier cabinet and more reliable up-to-date components. As a result of this decision, the Company incurred a charge of approximately $300,000, representing the undepreciated book value of these older booths. In addition, the Company reduced the carrying value of hardware and components by approximately $470,000, to account for obsolescence and to value used parts at the lower of cost or realizable value. The removal and replacement of these booths accounted for a significant part of the installation costs.

     During the three months ended September 30, 1996 the Company's number of booths on location decreased by an additional 39 booths. The decrease was primarily attributable to the removal of 41 booths from locations of one national arcade at the request of the customer. Approximately 20 of the booths removed were generating less than the average revenue.

     During May 1996, the State of Texas conducted a sales and use tax audit for the period March 1992 to March 1996. In connection with the auditor's review of sales records, the Company was unable to provide documentation to show that certain third party operators, who collect cash from the photo booths, had paid the appropriate sales tax or that they had obtained sales tax exemption certificates from the appropriate state tax authority. As a result of this review, the Company was issued a preliminary delinquent sales tax assessment of approximately $150,000. Management is pursuing collection of taxes or submission of certificates from third party operators to mitigate the sales tax liability. Additionally, the Company has been assessed use tax of approximately $150,000 on booth components acquired from out of state vendors. The use tax obligation was capitalized and is being depreciated over the life of the related components. Accordingly, the sales and use tax has been charged to operations or capitalized in the accompanying financial statements for 1996. The provision did not have a material effect on the Company's financial position or results of operations for 1996.

     On November 1, 1996 the Company had an initial closing on $1,200,000 of a $1,500,000 private offering to accredited investors of units (the "Private Placement"), each unit consisting of 50,000 shares of Class A Common Stock and 50,000 Common Stock Purchase Warrants. The Offering Price was $25,000 per Unit. On November 1, 1996 the Company received net proceeds of $1,044,000 from the initial $1,200,000 closing of the Private Placement. Two subsequent closings on December 6, 1996 and January 8, 1997, respectively, resulted in total gross proceeds of $1,622,500 and net proceeds of approximately $1,275,000 after commissions and related expenses. The Company intends to apply these net proceeds over the twelve-month period ending December 31, 1997 as follows:

      APPLICATION OF PROCEEDS         APPROXIMATE DOLLAR  APPROXIMATE PERCENTAGE
                                            AMOUNT              OF PROCEEDS

Fabrication of Video Foto booths           $  737,000.00               58%
Partial settlement of trade claims         $  128,000.00               10%
Working Capital                            $  411,000.00               32%
     TOTAL:                                $1,275,000.00               100%

     The Company had been in default on its loan covenants with its senior lender since July 1995. In August 1996, the Company negotiated an agreement to revise certain covenants to bring the Company into compliance. Among other provisions, the negotiated terms provide for extensive revisions to all financial ratio covenants consistent with a revised detailed financial plan developed by management. In addition, the Company was required to satisfy certain conditions including raising $1,500,000 through a private placement with net proceeds of at least $1,250,000. By November 1996 the Company had raised the requisite proceeds and all loan covenant defaults were eliminated.

     The level of past due trade payables had increased significantly from March 1996 through June 1996. To resolve this situation, the Company successfully concluded a restructuring of certain trade payables totaling $734,000. The trade creditors holding these payables agreed to exchange the amounts owed for a combination of 15% cash, 18% cash payable in 15 equal monthly installments and 67% stock (the "Trade Payable Agreement"). The restructuring was subject to completion of the Private Placement. The price of the stock to be issued to the trade creditors was to be the greater of $2.25 per share or the lower of: (a) 80% of the average closing price at which the Class A Common Stock of the Company trades during the 30 calendar day period following the date of the initial closing of the Private Placement or (b) the lowest closing price at which the Class A Common Stock trades during such 30-day period. The Company is obligated to register the shares of Class A Common Stock issued to the trade creditors prior to December 31, 1997.

RESULTS OF OPERATIONS

     Twelve Months Ended June 30, 1995 Compared to Twelve Months Ended June 30, 1996

     Revenues. Revenues increased 35% from $5,520,452 for the twelve month period ended June 30, 1995 to $7,451,098 for the twelve month period ended June 30, 1996. The growth in revenues was primarily attributable to the 38% increase in operating days from 180,108 in 1995 to 249,175 in 1996. However, average monthly revenue per booth dropped from $932 to $910. This decrease was due to attrition in revenue at booths installed for more than one year

     Cost of Services. Cost of services increased from 73% to 91% of gross revenues or $4,014,428 and $6,746,601 for the twelve months ended June 30, 1995 and 1996, respectively. The dollar increase is primarily due to losses on disposal of property and equipment and site rent expense. The $770,000 loss on disposal of property and equipment expense in 1996 is attributable to the removal of older version booths and the writedown of hardware and components. Management believes that these are one time occurrences. Site rent expense as a percentage of revenue increased to 37% in 1996 for two reasons. First, the number of theme park locations, which have a 50% site rent percentage, increased at a greater rate than locations with lower rent factors. Second, revenues at certain mall locations with fixed monthly rents decreased causing the site rent expense to increase as a percentage of revenue. Management believes that a combination of lower fixed rent at mall locations and relocation of booths to sites with higher revenue will reduce the site rent percentages in the future.

     Selling, General, and Administrative Expense.   Selling, general, and
administrative expenses increased 7% from $2,057,789 for the twelve months ended June 30, 1995 to $2,209,285 for the twelve months ended June 30, 1996. This expense category decreased as percentage of revenue from 37% in 1995 to 30% in 1996. Management believes that this positive trend will continue in the future.

     Other Income and Expense.   Interest expense  and financing costs
increased from a total of $57,885 for the twelve moths ended June 30, 1995 to a total of $613,531 for the twelve months ended June 30, 1996. This increase is attributable to the $3,500,000 line of credit loan entered into in June 1995.


LIQUIDITY AND CAPITAL RESOURCES

     Twelve Months Ended June 30, 1995 Compared to Twelve Months Ended June 30, 1996

     For the year ended June 30, 1996 net cash provided by operating activities was $1,053,482 as compared to $479,317 for the twelve months ended June 30, 1995. The net cash provided in 1996 was due to continued utilization of vendor credit lines and increases in other categories of current liabilities, primarily sales and use tax payable. The net cash provided in 1995 was due primarily to the utilization of vendor credit lines.

     The Company's revenues and booths in operation have increased in each of the first four years in business; however, the Company has yet to achieve an operating profit. Management's plan for fiscal 1997 is to relocate approximately 200 existing booths, with below average revenue, to new locations and utilize approximately $750,000 of the Private Placement proceeds to build approximately 100 booths. Other than the purchase of new booths, the Company does not expect to have any significant capital expenditures for the foreseeable future.

     The Company had a working capital deficit of $3,496,537 as of June 30, 1996. After receiving the Private Placement proceeds, finalizing the Lender Agreement and completing the Trade Payable Agreement, the Company will have working capital of approximately $500,000. In addition to building new booths, Management intends to use the proceeds of the Private Placement for the initial payments under the Trade Payable Agreement, payment of delinquent sales and use taxes and other working capital purposes.


RESULTS OF OPERATIONS

 Three Months Ended December 31, 1995 Compared to Three Months Ended December 31, 1996

  Revenues. Revenues decreased 37% from $1,985,115 for the three month period ended December 31, 1995 to $1,263,812 for the three month period ended December 31, 1996. The decrease in revenues was primarily attributable to 80 fewer booths on location and attrition in revenue at booths installed for more than one year.

  Cost of Services. Cost of services, as a percent of revenue, increased from 76% to 94% for the three months ended December 31, 1995 and 1996, respectively. The two largest booth operating costs, site rent and route labor, increased from 46% to 50% of revenue. The decline in revenue at certain mall locations with fixed monthly rents and guaranteed route contractor payments caused the increase as a percentage of revenue. Equipment depreciation, a fixed expense, increased from 13% to 21% of revenue, again, due to the decline in revenues.

  Selling, General, and Administrative Expenses. Selling, general, and administrative expenses were $520,620 and $553,701 for the quarters ending December 31, 1995 and 1996, respectively. This increase was primarily attributable to $45,145 in personal property taxes on booths for calendar year 1996.

  Other Expense. Interest expense and financing costs were $135,053 and $140,324 for the three months ended December 31, 1995 and 1996, respectively. These expenses are attributable to the $3,500,000 line of credit loan.

  Net Operating Results. For the three months ended December 30, 1996 the Company realized a net loss of $586,558 versus a net loss of $186,011 for the three months ended December 31, 1995. This difference is attributable to the lower revenues and reduced gross profit in 1996.

 Six Months Ended Dectember 31, 1995 Compared to Six Months Ended December 31, 1996

  Revenues. Revenues decreased 25% from $4,103,673 for the six month period ended December 31, 1995 to $3,091,463 for the six month period ended December 31, 1996. The decrease in revenues was primarily attributable to 48 fewer booths on location and attrition in revenue at booths installed for more than one year.

  Cost of Services. Cost of services, as a percent of revenue, increased from 76% to 86% for the six months ended December 31, 1995 and 1996, respectively. Site rent expense as a percentage of revenue increased to 38% in 1996 from 36% in 1995 for two reasons. First, the number of theme park locations, which have a 50% site rent percentage, increased at a greater rate than locations with lower rent factors. Second, revenues at certain mall locations with fixed monthly rents decreased causing the site rent expense to increase as a percentage of revenue. Equipment depreciation, a fixed expense, increased from 12% to 17% of revenue, again, due to the decline in revenues.

  Selling, General, and Administrative Expenses. Selling, general, and administrative expenses were $1,049,641 and $1,135,780 for the six month period ending December 31, 1995 and 1996, respectively. This increase was primarily attributable to $55,000 in personal property taxes on booths for calendar year 1996 and a $115,000 increase in professional fees related to restructuring activities.

  Other Expense. Interest expense and financing costs were $271,426 and $271,090 for the six months ended December 31, 1995 and 1996, respectively. These expenses are attributable to the $3,500,000 line of credit loan.

  Net Operating Results. For the six months ended December 30, 1996 the Company realized a net loss of $951,683 versus a net loss of $313,658 for the six months ended December 31, 1995. This difference is attributable to the lower revenues and reduced gross profit in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  For the six months ended December 31, 1996 net cash used in operating activities was $909,213 as compared to $836,072 cash provided by operating activities for the six months ended December 31, 1995. Net cash used in 1996 is primarily due to reductions in accounts payable, sales and use tax payable, and site rents payable to mall locations. The net cash provided in 1995 is primarily attributable to increases in current liabilities.

  The net proceeds from the Private Placement of approximately $1,275,000 allowed the Company to settle all past due obligations to creditors including sales and use taxes. As a result, the Company had positive working capital of $275,000 at December 31, 1996. In addition, the proceeds from the Private Placement were used to fund the final phase of the Company's color Video Foto booth project and to construct 25 color photo booths which will be placed in mall and theme park locations beginning February 1997. Additional color booths will be funded from operations or new outside financing. Other than the purchase of new color booths, the Company does not expect to have any significant capital expenditures for the foreseeable future.


                                   BUSINESS
GENERAL

     Irata, Inc., a Texas corporation, (the "Company") was incorporated on March 22, 1992. The Company has developed and operates a computerized version of the traditional self-service photo booth known as Video Foto. Video Foto booths combine traditional photo options with a variety of souvenir, novelty, and amusement options, utilizing computer imaging technology, a laser printing device, and other computer hardware and software. Booths provide customers a variety of photo product options, including traditional prints ranging in size up to 8"x10", and novelty items such as "wanted" posters, newspaper front page, photo greeting cards, and photo calendars. At September 30, 1996 the Company had 699 Video Foto booths in operation.

     Video Foto is a free standing, self service, vending machine which accepts paper currency and coins. The current consumer price is $1.00 per transaction. An external black & white TV monitor advertises the booth's products and services utilizing a computerized advertising loop which plays continually while the booth is not in use. Customers wishing to purchase products begin the transaction by entering the booth and depositing the appropriate amount in bills or coins. Following a simple series of computer prompts on the booth's internal TV monitor, the customer's image is captured four different times at five second intervals. Customers are then directed to step outside the booth to conclude their transaction on the external TV monitor, thereby freeing the booth to accept another customer. Outside the booth, the customer is shown a preview of the four captured images and are directed to select their favorite pose by activating the corresponding button. Following pose selection, customers see a preview of four different product options, and are directed to make their selection. Following product selection, the finished black & white laser printed photo is delivered through a corresponding slot on the exterior of the booth within 30-60 seconds.

     The Company believes that by replacing the chemical photographic development process or instant film process used by others with its own technology, the Company is not subject to the handicaps of chemical waste or high consumable costs incurred by others. Product stability is increased using the Company's process. The Company believes that its ability to offer multiple product selections gives it an advantage over most of its competitors, who typically offer only one customer option per transaction. The combination of environmental, economic, and technological benefits are believed by the Company to appeal to site owners.

     The Company's strategy is to grow the Company by placing on location a steadily increasing number of additional Video Foto booths. The Company also is attempting to maximize average revenue per booth by placing them in locations that meet the Company's criteria. This involves locating booths primarily in the larger Metropolitan Statistical Areas ("MSAs") and further developing its route structure. The primary focus will be to place the new booths in these areas, but in addition any booths determined to be operating in sites that are below standard will be moved and placed in more profitable locations. See "Risk Factors-Ability to Maintain and Manage Continued Rapid Growth."

PRODUCTS

     Booths occupy 18 square feet of merchandising space and require a standard 110 volt outlet provided by the landlord. Much of the computer and imaging equipment used to construct booths involves off-the-shelf components from major equipment manufacturers. Booths have the capability of providing a wide range of black & white traditional portrait products in a variety of sizes (postage stamp through 8"x10") as well as different seasonal, amusement, or custom souvenirs, combining the customer's photo with entertaining boarders and print formats. Products are produced in black & white using plain paper and toner through the use of laser printers. The Company offers competitively priced, consumer attractive products at prices significantly less than similar services. The Company believes its ability to offer multiple product choices (four per transaction) and rotate selections seasonally (through software) give it a retailing advantage over most of its competitors.

     Composite photographic products. The Company believes that the concept of inserting an image of an individual or group of individuals into a scene or product through a self service kiosk will appeal to children, teenagers, single adults, groups, and families. The Company believes that the majority of users are females between the ages of 6 and 25 years of age. The Company expects to serve its customers by permitting them to be photographed on seasonal photo greeting cards, local themes and fun products, as well as traditional photo settings, all offered within 30-60 seconds for $1.00 per product.

     Traditional photography. The Company believes that traditional style photo products constitute its core business in most locations. It anticipates that its composite products will generate higher than average customer traffic, and will assist in acquiring customers for its core business. These services will be directed toward children, adults, groups, and families.

     Similar to photographic studios and competitive products, the Company anticipates that its business will be stimulated largely due to the increased customer traffic near its booths by time-specific events such as major holidays and promotions by the landlords.

COLOR VIDEO FOTO BOOTH

     In July 1996, the Company began the final phase of its color Video Foto booth development project, a next generation product design. This development effort included booth size and shape configuration, hardware component selection and software systems design. The hardware and software configuration and their synchronous interaction are proprietary and the exclusive property of the Company. In addition, consumer market research was undertaken concurrently to help focus the design effort to meet specific consumer needs.

     In November 1996, the Company's first prototype color Video Foto booth was displayed at the International Arcade & Amusement Parks Association (IAAPA) annual convention. The IAAPA convention is the largest entertainment and amusement vending program of the year. Additional market research was gathered at the convention from a wide range of industry personnel for the purposes of identifying further improvements for the Company's new color booth.

     Production of the new color booth is expected to commence in January 1997 with an initial field testing of ten booths and a market roll out by March 31, 1997. Management anticipates that such a product should have a favorable impact on both sales and net revenues. There can be no assurance that the Company will be successful in its efforts to develop and market such a product.

GEOGRAPHIC AND DEMOGRAPHIC LOCATION OF BOOTHS

     The Company locates booths throughout the United States, predominantly in shopping malls, discount stores, amusement arcades, theme parks, and tourist attractions. The Company believes that an MSA having a population base of 250,000 is the minimum population density required for the establishment and operation of profitable service routes. The Company is focusing its efforts on the top 50 MSAs, all of which support a population base in excess of 1,000,000 potential customers. The Company believes there are in excess of 14,000 potential locations which meet its criteria within the top 50 MSAs. These potential locations consist of super regional/regional malls, discount stores, arcades and family entertainment centers, theme parks, and other high traffic outlets. While the Company plans to create new route operations in other MSA's, its main focus will be the increase in the number of booths within its existing service areas. Although it is the Company's intention to focus expansion on the top 50 MSAs, it recognizes that it will be required to expand within smaller markets to accommodate commitments made to existing or future national accounts. The Company believes that locations that meet its criteria will afford its booths with a relatively consistent flow of customers, and widespread exposure to potential patrons whose demographic profile constitute the primary market for its products and service. See "Risk Factors-Revenues Dependent Upon Location of Booths; Possible Fluctuation In Operating Results Due to Seasonality."

MARKETING

     From the Company's inception, its primary marketing focus was on establishing relationships with multi-outlet national discount store chains and amusement arcades. As the Company has matured it has shifted its marketing emphasis to malls and theme parks. The average monthly revenue per booth has proven to be higher in malls and theme parks and there is an adequate market for its booths in these locations. Malls and theme parks currently account for over 50% of the Company's revenues.

     Booths are placed on a fixed rental, revenue sharing, or a revenue sharing with a minimum rental payment, in each case at no cost to the landlord except the insignificant cost of power. The Company is responsible for all other operational, service, and product costs including commissions to independent service contractors. Individual booth sales performance is assessed monthly by the Company against minimum performance standards. Booths producing unsatisfactory sales results are identified monthly for removal and re-siting in new locations. The Company continues to seek sites for additional booths in high profile, high traffic locations through its own personnel as well as through the use of third party locator services and outside operating companies. The Company anticipates it will own the equipment operated in these locations, although it may enter into joint ventures, licensing, or similar collaborative arrangements with others to operate such locations in the future in both the U.S. and elsewhere. See "Risk Factors-Lack of Long-Term Contracts for Locations."

SERVICE

     The Company's operating strategy calls for the establishment of service routes and hubs for the conduct of its daily business. Each route is maintained by an independent contractor service person. The independent service contractors are responsible for maintaining the overall appearance of the booths, keeping them supplied with paper and toner and making minor adjustments and repairs where necessary. It is anticipated that service will continue to be performed by independent contractors who will be recruited locally. Independent service contractors typically visit booths a minimum of twice weekly. Account/customer initiated service calls are routinely responded to within 24 hours. Independent service contractors also collect the money from the coin and bill collectors on a frequent basis and are responsible for maintaining local contact with the site operators. Typically, the independent service contractor is paid a percentage based upon the net receipts from the booths serviced by him.

MANUFACTURING AND SUPPLIERS

     The Company purchases hardware and consumables such as paper and toner from several suppliers. Although the Company does not maintain formal agreements with any of its manufacturers or suppliers of hardware or consumables, the Company believes that its current manufacturing and supply arrangements will satisfy the Company's present and anticipated production requirements, and that the Company has suitable alternative manufacturing and supply sources available to it in the event that its current arrangements are terminated or that current manufacturers and suppliers are otherwise unable to fulfill its needs. As of September 30, 1996, the Company estimated that current booths manufactured for use by the Company have a unit production cost of approximately $7,500. See "Risk Factors-Dependence on Suppliers to Supply Booths."

SEASONALITY

     June, July, August, and December generate the highest levels of traffic through the Company's booths, with peak revenues experienced during school break and holiday shopping periods. Additionally, revenues of the Company are generally affected by adverse weather conditions or any economic downturn having a material affect on retail traffic patterns or the tourist industry. See "Risk Factors-Revenues Dependent Upon Location of Booths; Possible Fluctuation In Operating Results Due to Seasonality."

TECHNOLOGY AND PRODUCT DEVELOPMENT

     The Company has developed hardware and software that, when used in conjunction with a variety of off-the-shelf computer and imaging equipment, delivers a high quality, black & white laser printed image to its customers. The Company has worked closely with several manufacturers to develop and integrate equipment to meet its specifications. Certain of these manufacturers have supplied the Company on a test basis with key components for its current and future systems. Booths operated by the company as of September 30, 1996 function with either 300 or 600 dots per inch ("dpi") resolution depending on printer model.

     The Company has introduced a series of new customer products with themes for specific holidays, events, and circumstances such as Christmas and future seasonal products will incorporate such holiday periods as Valentine's Day, Mother's Day, Father's Day, and Thanksgiving. The Company believes that by rotating product selections periodically, it will maintain a higher level of sales per booth.

     The Company continues to develop new exterior cabinets for its booths, designed with interchangeable advertising and cosmetic panels. The Company believes this has enhanced its ability to procure high profile, high traffic locations, without having to customize exteriors for limited production runs. These enhancements allow the Company to periodically remerchandize existing booths on locations in conjunction with promotional or seasonal events, for advertising purposes, or in the event an existing booth is moved to a new location requiring a specific cosmetic appearance.

COMPETITION

     The Company competes with two major companies, Photo-Me International, PLC ("PMI") and Polaroid Corporation, as well as various independent and regional operators of self service photographic booths. Many of the firms with which the Company competes have far greater financial resources, experience, or industry relationships than the Company. In addition, such organizations have proven operating histories, which may afford these firms significant advantages in negotiating and obtaining future merchandise licenses and retail leases, arranging financing, attracting skilled personnel and developing technology and products. The Company attempts to compete based upon product quality, selection, location and competitive pricing. See "Risk Factors-Competition in the Photo Booth Business."

     Wet Process Photo Booths.   Wet process photo booths are self service,
paper currency or coin operated booths which produce a photograph (black & white or color) through the use of photographic paper and photographic chemicals. Typical products are a strip of three or four black & white or color photos (1"x 2" in size), four passport/visa size photos, or one 4" x 5" photo. Retail prices typically range from $1.00-$10.00, with most selling in the $2.00-$3.00 range.

     PMI is a publicly traded company on the London Stock Exchange. Through subsidiaries, PMI operates in approximately 100 countries including the United States through Auto Photo Systems. In addition to its photo booth operations, PMI operates a variety of other coin/bill operated equipment, including, business card machines, scales, kiddie rides, etc. PMI operates approximately 20,000 photo booths and an unknown number of other vending pieces throughout the world.

     Instant Process Photo Booths. The Company defines instant process photo booths in two ways: those using Polaroid instant film, and units which produce products through digital computer signals on thermal paper. Polaroid Corporation has for approximately the past fifteen years attempted to produce an instant process photo booth for sale to outside operators. Customers receive a one pose photograph on Polaroid instant film for between $3.00-$5.00 per photo. The Company is unaware of any large territorial operators of these units.

     During the past five years, a number of individuals and small companies have developed different approaches to electronic or digital photo booths. Technology is similar to that used by the Company, but is generally directed toward the production of small format (4"x5") color thermal prints, in either postcard or souvenir form. The Company believes that the cost of the technology is expensive ($15,000-$40,000 per booth) and the cost of consumables is high ($.60-$1.00 per image). Typical retail prices for products of this nature are $3.00-$5.00 per photo.

     The Company is aware of several entities that are exploring the concept of composite photography through attended operations. There are a number of independent and company owned vendors currently utilizing technology similar to the Company's to produce coffee mugs, T-shirts, photo buttons, etc. These products are currently being sold at prices that are generally higher than those the Company charges.

PATENTS AND PROPRIETARY RIGHTS

     Although certain of the technology currently utilized in the Company's booths has been treated by the Company as proprietary, none of it is protected by patents or copyrights. The Company has no outstanding license agreements. Although the Company is not aware of any patents or proprietary rights of others that its technology may violate, there can be no assurance that such rights do not exist. The Company anticipates the possibility of entering into licensing agreements involving well known persons or characters which will grant the Company the right to manufacture, distribute and sell, in defined geographic areas, computer generated personalized photographs incorporating a customer's photograph into a still image. Such license agreements may include the rights to characters, designs, and visual representations as they appear on television, motion pictures, or print media. Such licensing agreements typically require an advance, non-refundable payment against royalties, as well as a stipulated guarantee of minimum annual royalty payments to be made to the licensors during the term of the agreement. See "Risk Factors-Lack of Patent Protection for the Company's Technology; Possible Technological Obsolescence."

EMPLOYEES


     As of December 31, 1996 the Company had 28 full-time employees and 210 independent contractors to service booths on location. None of the Company's employees or independent contractors are represented by labor organizations. The Company considers its relationships with its employees and independent contractors to be excellent.

PROPERTY

     The Company has a sixty-five month lease agreement for approximately 11,000 square feet in an office and warehouse complex at 8554 Katy Freeway, Suite 100, Houston, Texas 77024 and 8560 Katy Freeway, Suite 172, Houston, Texas 77024. The lease provides for minimum monthly rent obligations of approximately $7,800. The Company uses the space for its administrative offices and warehouse. To facilitate the lease, the Company entered into a twelve month letter of credit in the amount of $50,000 with a financial institution as temporary collateral for the lease. The financial institution is entitled to a 2% fee. At the present time, no monies have been drawn down.


LEGAL PROCEEDING

     On February 6, 1997, Fish Construction, Inc., a trade creditor, commenced an action against the Company in the 240th Judicial District Court in and for Fort Bend County, Texas. The action, which seeks compensatory damages of $174,074, alleges that the Company has breached the terms of an agreement between the Company and the plaintiff for the supply of booths to the Company. The Company is vigorously defending the action. Although the outcome of any litigation is subject to uncertainty, the Company believes, based upon information currently available to it, that the action is without merit, and that it will be able to successfully conclude this litigation. However, an adverse ruling against the Company with respect to this litigation could have a material adverse effect on the Company and its financial condition.

FORMATION HISTORY

     The Company was formed with the intention of acquiring or developing the right to manufacture and operate photo booths. Commercial development of a similar in concept to that initially operated by the Company was attempted by Names 'N Faces, a California corporation. Names 'N Faces transferred the concept and related technology owned by it to Data East USA, Inc. ("Data East"). Data East later alleged that Names 'N Faces failed to transfer technology that would permit them to manufacture a functional photo booth. Lone Star Photo Video, Inc., a Texas corporation beneficially owned by C. W. Moody, Jr., who was a director of the Company and who may be regarded as a promoter of the Company ("LSV"), acquired from Names 'N Faces two photo booths which were found by LSV not to be commercially operable. Names 'N Faces had also delivered ten photo booths to Aladdin's Castle locations which did not operate. Accordingly, on May 31, 1991, LSV, Aladdin's, and Names 'N Faces entered into a mutual release pursuant to which LSV agreed to take possession of the ten photo booths, and each party released the other parties. LSV and the Moody Family Trust, the principal shareholder of LSV, then funded the development cost to produce the software and proprietary hardware necessary to make the photo booths function commercially. See "Risk Factors-Limited Operating History."

     The Company was incorporated under the laws of Texas on March 22, 1992 and upon its incorporation, Nolan Bushnell, Inno Co. (a company beneficially owned by Kevin Kimberlin), Randall Glash, Robert R. Salyard, John Steinmetz, and J. T. Trotter, persons who may be regarded as promoters of the Company, acquired an aggregate of 289,255 shares of Class A Common Stock of the Company for aggregate consideration of $42,375 as follows:

                                 NAME              SHARES   CONSIDERATION
                                 ----              ------   -------------
J. T. Trotter........................              51,196        $ 7,500
Robert R. Salyard....................              51,196          7,500
Nolan Bushnell.......................              51,194          7,500
Inno Co..............................              74,235         10,875
John Steinmetz.......................              30,717          4,500
Randall Glash........................              30,717          4,500
                                                   ------        -------
     Total...........................             289,255        $42,375

     Upon its incorporation, the Company acquired from LSV, the photo booths then operated by it and its related assets for 165,809 shares of Class A Common Stock and from the Moody Family Trust, the engineering enhancements, for 62,016 shares of Class A Stock. LSV and the Moody Family Trust had invested $77,462 in the assets acquired by the Company. The Board of Directors of the Company valued these assets at $33,375.00. Additionally, the Company acquired from Data East up to 130 booths and the basic design, specification and technology for cash and a note, from Names 'N Faces any residual rights or claims based upon the technology valued by the Board of Directors of the Company at $15,000 in exchange for 1,500,000 shares of Class B Common Stock and from certain of the former shareholders of the parent of Names 'N Faces, releases of the Company and others in exchange for an aggregate of 97,519 shares of Class A Common Stock.

                                  MANAGEMENT

     The following persons are the current executive officers, directors and key employees of the Company.

       Name               Age                     Position
       ----               ---                     --------

Lance P. Wimmer            52          Chairman of the Board, President, Chief
                                       Executive Officer and Director

Robert A. Searles, Jr.     40          Executive Vice President and Director

John C. Stuecheli          49          Vice President-Finance and Chief
                                       Financial Officer

Andrew J. Clark, III       58          Director

John D. Higgins            63          Director

Robert R. Salyard          70          Director

     Andrew J. Clark, III, 58, is an attorney and has been engaged in the full-time practice of law since June 1, 1994. For more than five years prior to becoming a sole practitioner, he was a partner in the law firm of Butler & Binion, L.L.P., Houston, Texas. Mr. Clark was first elected a director at the annual meeting of shareholders in September 1993.

     John D. Higgins, 63, has been involved in corporate finance as Senior
Vice President of Royce Investment Group Inc. ("Royce") for more than the past five years. Royce was the manager of the Company's Private Placement completed in January 1997. Mr. Higgins is also a director of Iatros Health Network, Inc., an operator of nursing homes. Mr. Higgins was appointed to fill the vacancy created by the resignation of Mr. Morgan as a director on November 28, 1995 and was first elected at the annual meeting of shareholders in January 1996. Pursuant to the Agency Agreement, dated September 9, 1996, between the Company and Royce and Spencer Trask Securities Incorporated ("Spencer Trask"), executed in connection with the Private Placement, the Company agreed until January 2002, at Royce's option, to nominate a designee of Royce to the Company's Board of Directors. Mr. Higgins is currently serving as Royce's designee.

     Robert R. Salyard, 70, was appointed to the Board of Directors effective November 3, 1996 to fill the vacancy created by the resignation of Richard W. Fairchild, Jr. For more than the past five years Mr. Salyard has been a private investor and engaged in the management consulting business. He serves as a Director and Corporate Secretary of Spencer Trask, a member firm of the National Association of Securities Dealers, and co-manager of the Private Placement.

     Robert A. Searles, Jr., 40, assumed the responsibilities of Executive
Vice President on November 3, 1996 and continues to serve on the Company's Board of Directors. Mr. Searles first assumed the responsibilities of director, President and Chief Executive Officer of the Company on June 23, 1992. From 1988 until joining the Company, Mr. Searles served as Vice President of Sales and Marketing of Auto Photo Systems, Inc., the U. S. subsidiary of Photo-Me-International PLC, the worldwide manufacturer and operator of approximately 20,000 wet process photo booths and a competitor of the Company.

     John C. Stuecheli, 49, was elected Vice President-Finance and Chief Financial Officer effective as of November 3, 1996. Mr. Stuecheli had served as a consultant to the Company from April 1996 until his appointment as chief financial officer of the Company. From October 1993 until March of 1996, Mr. Stuecheli engaged in the practice of accounting. Prior to October 1993, Mr. Stuecheli was in the employ of Buccino & Associates, Inc., a leading operations restructuring consulting firm.

     Lance P. Wimmer, 52, was appointed to the Board of Directors effective November 3, 1996 to fill the vacancy created by the death of C.W. Moody, Jr. Additionally, he was elected Chairman of the Board, President and Chief Executive Officer of the Company effective as of the same date. Mr. Wimmer had served as a consultant to the Company from April 1996 until his appointment as an officer and director of the Company. Mr. Wimmer formed Wimmer Associates, Inc., a professional consulting and management firm, in 1992 and has been its Managing Director since its organization. Prior to organization of Wimmer Associates, Inc., Mr. Wimmer managed the Southwest region for Buccino & Associates, Inc., a leading operations restructuring consulting firm.


     The Company currently has an Audit Committee and a Compensation Committee. The Audit Committee is authorized to review, with the Company's independent accountants, the annual financial statements of the Company prior to publication; to review the work of, and approve non-audit services performed by such independent accountants; and to review the effectiveness of the financial and accounting functions, organization, operations and management of the Company. The Audit Committee consists of Messrs. Clark and Higgins. The Compensation Committee reviews and recommends the compensation and benefits of all officers and administers the issuance and grants of options under the Company's stock option plans. The Compensation Committee consists of Messrs. Clark and Salyard.

OTHER KEY MANAGEMENT

     The following persons are key employees of the Company:

       NAME             AGE                      POSITION
       ----             ---                      --------

     Sue Camp            63        Corporate Secretary and Logistics Manager

     Rodger Osgood       42        Vice President, Manufacturing and Engineering

     Richard W. Bell     61        Director of Marketing


     RODGER OSGOOD joined the Company the Company in December, 1992 as Manufacturing Manager and assumed his current position in December of 1996. Prior to joining the Company on a full time basis, Mr. Osgood served as technical consultant to the Company from the Company's inception in April 1992. Previously, he was employed as a technical engineer for Data Eact, Inc., a manufacturer of photo booths in San Jose, California.

     SUE CAMP joined the Company in September 1992 as Administrative Manager and Corporate Secretary. Ms. Camp assumed her current position in September 1996. Prior to joining the Company, she worked with Century 21 Real Estate in a variety of sales and administrative capacities for more than five years.

     RICHARD W. BELL joined the Company in April 1994 as a marketing representative and assumed his current position in September 1996. Prior to joining the Company, Mr. Bell spent more than the past five years as Marketing Manager-South Central Region for Auto Photo Systems.

     There is no family relationship between any present executive officers and directors.

                            EXECUTIVE COMPENSATION

     The following table summarizes all cash compensation paid or accrued by the Company to the Company's President and Chief Executive Officer, former Chairman of the Board and former Vice-President, Chief Financial Officer for services rendered in all capacities to the Company for the years ended June 30, 1994, 1995 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION       AWARDS SECURITIES UNDERLYING
                                          -----------------------   --------------------------------
NAME AND PRINCIPAL POSITION                                                           ALL OTHER
                                          YEAR   SALARY    BONUS   OPTIONS/SARS(1)   COMPENSATION
                                          ----  --------  -------  ---------------  ---------------

Richard W. Fairchild, Jr. (Resigned       1996  $ 61,167  $   -0-        -0-             N/A
 June 1996)                               1995    16,667      -0-    57,410              N/A
  Chairman of the Board                   1994      N/A       N/A      N/A               N/A

Robert A. Searles, Jr.                    1996  $115,000  $   -0-        -0-          $12,502(3)
  President and Chief Executive Officer   1995   120,000      -0-        -0-           15,555(2)
                                          1994   120,000   37,500     52,770           15,555(2)
M. G. Morgan  (Resigned November 1995)    1996  $ 76,250  $   -0-     50,000          $ 2,400(4)
  Vice President-Finance and Chief        1995   120,000      -0-     52,770            7,200(4)
   Financial Officer                      1994   110,000   15,000       N/A                  -0-


     (1) Includes 52,770 options to Mr. Searles, 102,770 options to Mr. Morgan and 57,410 options to Mr. Fairchild, all exercisable at $5.00 per share.

     (2) Represents employer contributions for insurance ($6,233) and a car allowance ($7,198).

     (3) Represents employer contributions for insurance ($8,355) and a car allowance ($7,200).

     (4) Represents employer contributions for a car allowance.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND YEAR-END VALUE

     The following table sets forth information with respect to the named executive officers with respect to the exercise of stock options during the year ended June 30, 1996 and unexercised stock options held as of June 30, 1996.

                                                              NUMBER OF SECURITIES
                                SHARES                       UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN
                             ACQUIRED ON        VALUE            OPTIONS HELD AT           THE MONEY OPTIONS AT
                             EXERCISE (#)  REALIZED ($)(1)        JUNE 30, 1996              JUNE 30, 1996(2)
                             ------------  ---------------   ----------------------      -----------------------

NAME                                                        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                                        -------------------------   -------------------------
Richard W. Fairchild, Jr.        -0-       $   N/A                 75,000/-0-                    N/A/N/A
Robert A. Searles, Jr.           -0-           N/A                 52,770/-0-                    N/A/N/A
M. G. Morgan                     -0-           N/A                 73,920/-0-                    N/A/N/A

     (1) Represents the difference between the market price of the underlying shares of Class A Common Stock at the exercise date and the exercise price.

     (2) Based on the closing price of the Company's Class A Common Stock in the Nasdaq SmallCap Market on that date.

EMPLOYMENT AGREEMENTS

     The Company entered into an Employment Agreement on June 15, 1993 with Mr. Searles providing for a base salary of $10,000 per month and a primary term of three years. The Employment Agreement extended to Mr. Searles the opportunity to subscribe for and purchase up to 51,196 shares of Class A Stock at the purchase price of $7,500. Any such stock purchased by him was subject to restrictions on transfer which would lapse with respect to 17,066 shares at the end of the first year of employment and with respect to an additional increment of 17,065 shares after each of the second and third years of employment had been completed. On July 7, 1993 Mr. Searles borrowed $7,500 from the Company and exercised his right to purchase these shares. On September 1, 1993, the employment agreement between the Company and Mr. Searles was amended to extend the term until June 30, 1997, to terminate the restrictions on transfer of the shares of capital stock purchased by Mr. Searles, to restrict Mr. Searles from competing with the Company for a two-year period upon termination of the employment relationship, to provide for a $30,000 bonus to be paid to him on January 15, 1994 to assist him with federal tax liability with respect to the exercise of the stock options and to obligate the Company to forgive the $7,500 liability of Mr. Searles under the note executed to borrow the $7,500 if Mr. Searles remained in the employ of the Company on June 30, 1994. The $30,000 bonus was paid to Mr. Searles and the $7,500 note was forgiven. Under the terms of the employment relationship with Mr. Searles, he has been provided with a car allowance, medical insurance and other customary employee benefits.

     The Company entered into employment agreements with Messrs. Wimmer and Stuecheli which became effective as of November 3, 1996. The agreement with Mr. Wimmer has a term of twenty-four months and from month to month thereafter and provides for a base salary of $135,000 per annum and the opportunity to earn up to $40,000 in bonus compensation upon achieving goals established by the Board of Directors in the Company's business plan. The agreement obligated the Company to grant to Mr. Wimmer options to purchase an aggregate of 300,000 shares of Class A Common Stock at $0.50 per share, to fund up to $3,000 per month in commuting expenses between Dallas, Texas and the Company's office and to provide minimum levels of officers' and directors' liability insurance. The agreement with Mr. Stuecheli is for a term of twelve months and from month to month thereafter and provides for a base salary of $80,000 per annum and the opportunity to earn up to $24,000 in bonus compensation upon achieving goals established by the Board of Directors in the Company's business plan. The agreement obligates the Company to grant to Mr. Stuecheli options to purchase an aggregate of 60,000 shares of Class A Common Stock at $0.50 per share, to fund up to $2,000 per month in commuting expenses between Dallas, Texas and the Company' office and to provide minimum levels of officers' and directors' liability insurance.

     The Company entered into a consulting agreement with Robert R. Salyard which became effective on November 3, 1996. The agreement with Mr. Salyard has a term of twenty-four months and provides for consulting compensation of $1,500 per month. The agreement obligated the Company to grant to Mr. Salyard options to purchase an aggregate of 125,000 shares of Class A Common Stock at $.50 per share, and to provide minimum levels of officers' and directors' liability insurance.

     Under the terms of the agreements between the Company and each of Messrs. Wimmer, Stuecheli and Salyard, the Company is obligated to register the Class A Common Stock underlying the options granted to these persons.

STOCK OPTION PLANS

     In September 1993, the Company adopted a stock option plan (the "1993 Plan") pursuant to which 250,000 shares of Class A Common Stock were reserved for issuance upon exercise of options designated as (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified options. In January 1997, the shareholders of the Company approved the 1996 stock option plan (the "1996 Plan") pursuant to which 950,000 shares of Class A Common Stock have been reserved for issuance upon the exercise of options designated either as ISOs or non-qualified options. ISOs may be granted under the 1993 or the 1996 Plan to employees and officers of the Company. Non-qualified options may be granted under either the 1993 or the 1996 Plan to consultants, directors (whether or not such director is an employee), employees or officers of the Company ("Eligible Participants"). Additionally, the 1996 Plan permits the Plan Administrator to make stock grants to Eligible Participants.

     The purpose of both of the option plans is to attract and retain the best available talent and encourage the highest level of performance to serve the best interests of the Company and its shareholders. The option plans are administered by the Board of Directors, or, at their discretion, by a committee which is appointed by the Board to perform such function. The administering party is referred to herein as the "Plan Administrator." As of the date of this Prospectus, the Compensation Committee of the Board of Directors is serving as the Plan Administrator. The Plan Administrator, within the limitations of the plans, determines, among other things, when to grant options, the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs or non-qualified options, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, and whether restrictions such as repurchase rights in the Company are to be imposed upon the shares subject to options. In determining the employees, officers, consultants and directors to whom options should be granted and the number of shares to be covered by such options, the Plan Administrator is to take into account the nature of their duties, their present and potential contributions to the success of the Company and such other factors as they shall deem relevant.

     ISOs granted pursuant to the option plans may not be granted at a price less than the fair market value of the Class A Common Stock on the date of grant (or 110% of the fair market value in the case of persons holding 10% more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (pursuant to all stock option plans of the Company and any related corporation) may not exceed $100,000. Non-qualified options may be granted at a price determined by the Plan Administrator, but not less than the par value of the Class A Common Stock. Options granted pursuant to the option plans will expire no more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company).

     Options granted pursuant to the option plans are not transferable during the optionee's lifetime, but are transferable at death by will or by the laws of descent and distribution.

     Prior to the approval of the 1996 Plan, the following options, all exercisable at $5.00 per share, were outstanding:

         NAME                      NUMBER OF OPTIONS


Richard W. Fairchild, Jr.               75,000

M. G. Morgan                            73,920

Robert A. Searles, Jr.                  52,770

Deborah Schmied                         30,000

Andrew J. Clark, III                    25,000

     Effective December 6, 1996, the Plan Administrator granted the following options under the 1996 Plan, all of which are exercisable at $.50 per share and all of which expire on November 1, 2002:

                                                                      NUMBER OF
          NAME                     POSITION                            OPTIONS

Lance P. Wimmer(1)(2)        Chairman of the   Board,                  300,000
                             President and CEO

Robert R. Salyard(1)(3)      Director                                  125,000

Robert A. Searles, Jr.(2)    Executive Vice President and               67,500
                             Director

John C. Stuecheli(2)         Vice President-Finance and Chief           60,000
                             Financial Officer

Andrew J. Clark, III(3)      Director                                   50,000

Rodger Osgood(2)             Vice President-Manufacturing and           28,750
                             Engineering

John D. Higgins(3)           Director                                   25,000

Sue Camp(2)                  Corporate Secretary and                    15,000
                             Logistics Manager

Richard W. Bell(2)           Director of Marketing                      15,000
-----------
(1) The Employment Agreements and Consulting Agreement, respectively, pursuant to which Messrs. Wimmer, Stuecheli and Salyard were engaged by the Company obligated the Company to grant to Messrs. Wimmer, Stuecheli and Salyard the stock options granted to them by the Plan Administrator.
(2)  Incentive Stock Option
(3)  Non-incentive Stock Option

     The options granted to Messrs. Searles and Clark were conditioned upon them surrendering for cancellation the 52,770 share option and the 25,000 share option, respectively, held by them, exercisable at $5.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Clark has acted as counsel to the Company since its inception. During the fiscal year ended June 30, 1996, he was paid an aggregate of $23,497.50 in fees and expenses, all of which was for work performed prior to the beginning of the fiscal year. During the year ended June 30, 1996, Mr. Clark billed the Company an additional $55,585.52 in fees and expenses, none of which were paid. Mr. Clark, along with twelve other trade creditors of the Company who held in the aggregate $734,309.84 in debt of the Company, entered into a Settlement Agreement pursuant to which on November 1, 1996 his claim for $55,585.50 was settled in exchange for a cash payment of $8,337.83, an aggregate of 16,466 shares of Class A Common Stock and the agreement to pay $680.00 a month for fifteen months.

     Mr. Salyard has served as a consultant to the Company. In November 1996, he exchanged $22,500 in unpaid consulting fees for an aggregate of 45,000 shares of Class A Common Stock and 45,000 Private Placement Warrants.

     In December 1995, the Company received an interim loan of $160,000 from C.W. Moody, Jr. ($59,000), Dominion Investment Corporation, an affiliate of J.T. Trotter ($57,000) and George V. Kane ($44,000) at prime plus 1% with maturity in June of 1996. These lenders were granted warrants to purchase 16,000 shares of Class A Common Stock at $4.00 per share. On November 15, 1996 these notes and warrants were exchanged by the Moody Estate for 118,000 shares of Class A Common Stock and 118,000 Private Placement Warrants, by Dominion Investment Corporation for 114,000 shares of Class A Common Stock and 114,000 Private Placement Warrants and by George V. Kane for 88,000 shares of Class A Common Stock and 88,000 Private Placement Warrants.

     In January 1997, John D. Higgins, exchanged $10,000 in unpaid director fees for an aggregate of 20,000 shares of Class A Common Stock of the Company and 20,000 Private Placement Warrants.

                      PRINCIPAL AND SELLING SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

     All 1,500,000 shares of Class B Common Stock were issued to and remain owned of record by Names 'N Faces, Inc. The following table sets forth certain information as of December 31, 1996, with respect to the beneficial ownership of shares Class A Common Stock held by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares Class A Common Stock,
(ii) each director, (iii) each of the executive officers named under "Executive Compensation", and (iv) all officers and directors as a group.

                                               PERCENTAGE OF OUTSTANDING
                                                   SHARES OWNED (2)
                                          -----------------------------------
                                            AMOUNT AND
                                             NATURE OF
                                            BENEFICIAL             PERCENTAGE
        NAME OF BENEFICIAL OWNER          OWNERSHIP(1)(2)           OF CLASS
        ------------------------          -----------------------------------

Royce Investment Group, Inc.(5)             1,204,994              16.10%
 199 Crossways Park Drive
Woodbury, N.Y. 11797
The Estate of C. W. Moody, Jr.(3).......      463,825               7.25%
  P. O. Box 573117
  Houston, TX  77257-3117
Petrus Fund, L.P.(4)....................      470,000               6.96%
  1700 Lakeside Square
  12377 Merit Drive
  Dallas, TX  75251
J.T.Trotter (6).........................      453,452               7.02%
  1000 Louisiana, Suite 3600
  Houston, TX 77002
John D. Higgins (7).                          200,000               3.13%
  199 Crossways Park Drive
  Woodbury, N.Y. 11797
Robert R. Salyard(8)....................       90,000               1.42%
  530 Mulberry Lane
  Haverford, PA 19041
Robert A. Searles, Jr.(9)...............       84,946               1.35%
  8554 Katy Freeway, Suite 100
  Houston, TX 77024
M. G. Morgan(10)........................       73,920               1.16%
  1819 Augusta
  Houston, TX 77057
Richard W. Fairchild, Jr.(11)...........       75,000               1.18%
  4545 Post Oak Place, Suite 130
  Houston, TX 72027
Andrew  J. Clark, III...................       16,466                  *
  1000 Louisiana, Suite 3640
  Houston, TX  77002
John C. Stuecheli                              10,000                  *
  8554 Katy Freeway, Suite 100
  Houston, TX 77024
Lance P. Wimmer                                     0                  *
  8554 Katy Freeway, Suite 100
  Houston, TX 77024
All officers and directors as a               418,287               6.46%
 group(12) (8 persons)

* Less than 1%

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to shares of Class A Common Stock beneficially owned by them.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such persons and which are exercisable within 60 days from the date of this Prospectus have been exercised. In the case of shares underlying warrants, the number of shares reflected and the exercise price have been adjusted to give effect to the antidilution adjustment required resulting from the Company's issuance of 3,245,000 shares in the Private Placement completed in January 1997.

(3) Includes 165,809 shares owned of record by Lone Star Photo Video, Inc., a company beneficially owned by the estate of Mr. Moody, 62,016 shares owned of record by the C. W. Moody Family Trust, of which Mr. Moody was the beneficiary, 118,000 shares issuable upon exercise of Private Placement Warrants issued on November 15, 1996 to the Estate of Mr. Moody in exchange for the surrender of a note of the Company in the amount of $59,000.00 and warrants to purchase 5,900 shares at $4.00 granted to Mr. Moody in December 1995 in consideration for loaning the Company $59,000.

(4) Includes 470,000 shares issuable under Warrants granted under a Loan Agreement and Loan Commitment to Petrus Fund, L.P. that are currently exercisable. Petrus Fund, L.P. was granted an additional 40,000 warrants that are not currently exercisable.

(5) Includes 133,747 shares issuable under the unit purchase option granted May 1994, exercisable at $5.96 per unit (consisting of one share and one common stock warrant) and 133,747 shares of Class A Common Stock issuable upon exercise of the 133,747 Warrants upon exercise at $5.75 per share. Also includes 468,750 shares issuable under the unit purchase option granted Royce Investment Group, Inc. and Spencer Trask Securities, Inc. in December 1996, exercisable at $.50 per unit (consisting of one share and one common stock purchase warrant) and 468,750 shares issuable upon exercise of the warrants at $1.00 per share until November 12, 1998 and thereafter until November 1, 1999 at $1.50 per share.

(6) Includes 63,081 shares issuable under warrants granted in March 1995 to Mr. Trotter in exchange for his guarantee of the $500,000 loan of the Company, 114,000 shares issuable upon exercise of Private Placement Warrants issued to Mr. Trotter on November 15, 1996 in exchange for surrender of other warrants and $57,000 in debt.

(7) Includes 100,000 Private Placement Warrants. The Private Placement Warrants were acquired on November 1, 1996 along with 100,000 shares of Class A Common Stock for an aggregate consideration of $50,000 as part of the Private Placement.

(8) Includes 45,000 Private Placement Warrants. The Private Placement Warrants and 45,000 shares of Class A Common Stock were acquired on November 15, 1996 upon conversion of $22,500 in debt of the Company to Mr. Salyard for consulting services.

(9) Includes 33,750 shares issuable upon exercise of currently exercisable options granted under the Company's 1996 Stock Option Plan.

(10) Represents 52,770 shares issuable upon exercise of currently exercisable options granted in February 1994 under the Company's 1993 Stock Option Plan and 21,150 shares that were exercisable as of November 30, 1995 with respect to a grant on January 17, 1995 of options to purchase 50,000 shares under the Company's 1993 Stock Option Plan.

(11) Represents shares issuable upon exercise of currently exercisable options granted under the Company's 1993 Stock Option Plan.

(12) Includes 195,625 shares issuable upon exercise of warrants and currently exercisable stock options granted under the Company's 1996 Stock Option Plan.

SELLING SHAREHOLDERS-PRIVATE PLACEMENT

     Pursuant to a Agency Agreement dated September 9, 1996, between the Company and Royce Investment Group, Inc. and Spencer Trask Securities Incorporated, on January 8, 1997, the Company completed the Private Placement under which persons representing that they were Accredited Investors (as defined in Rule 501 of Regulation D under the Securities Act) acquired an aggregate of 3,245,000 shares of Class A Common Stock and Private Placement Warrants to purchase 3,245,000 shares of Class A Common Stock. The shares of Class A Common Stock and Private Placement Warrants were sold in $25,000 Units ("Units") each unit consisting of 50,000 shares of Class A Common Stock and 50,000 Private Placement Warrants. Neither the Units nor the components of the Units are transferable prior to March 31, 1997 without the prior written consent of Royce Investment Group, Inc.

     Except for John D. Higgins, a director of the Company and an officer of Royce Investment Group, Inc., one of the placement agents in the Private Placement, and Lance P. Wimmer, Chairman, President & Chief Executive Officer, none of the purchasers in the Private Placement was an officer or director or had a material relationship with the Company within the past three years. The following table sets forth the names of each of the persons who purchased Units in the Private Placement and the number of shares of Class A Common Stock including shares underlying Warrants to purchase shares of Class A Common Stock known by the Company to be beneficially owned by such Selling Shareholders:


       NAME AND ADDRESS                            SHARES BENEFICIALLY OWNED*

Peter Horrigan                                                50,000

Scott Page                                                    50,000

Gordon Edelheit and Jami Edelheit JTWROS                      50,000

Alexander Masucci                                            100,000

Nicholas Sitnycky                                            100,000

        NAME AND ADDRESS                            SHARES BENEFICIALLY OWNED*

Joseph Mure, Jr.                                             100,000

Neil Axelrod and Deena Axelrod JTWROS                        100,000

Myron Weiner                                                 100,000

Fred Nicotra                                                  50,000

Deborah A. Lanava                                            100,000

Peter Montalbano                                              50,000

Andrew Levey                                                  50,000

Michael Mandel                                               100,000

Charles R. Buckridge                                         100,000

Susan Adelman                                                 50,000

Arthur L. Filion and Grace M. Filion                          50,000
 JTWROS

Gary Persichetti                                              50,000

    NAME AND ADDRESS                               SHARES BENEFICIALLY OWNED*
Harry MacDougall Jr. Revocable Trust                          50,000
 DTD 9/3/94

Kenneth B. Milyard, Jr.                                      100,000

Norman F. Barnes                                              50,000

Robert P. Miller and Leddy M. Miller                          50,000
 JTWROS

Sanjay Kamiani and Kevin A. Broussel TIC                      50,000

Mark L. Rachleff                                              50,000

Ross Asset Management Limited                                200,000

Delaware Charter Guarantee and Trust                          50,000
 Co. C/F Matthew Saltzman IRA

Lawrence A. Cook                                             100,000

Sagax Find II Ltd.                                           100,000
c/o International Fund Administration
 Ltd.

Robert J. Mahon                                               50,000

Resources Trust Co. FBO William B.                            75,000
 Dioguardi IRA dated 4/4/83

     NAME AND ADDRESS                              SHARES BENEFICIALLY OWNED*
Delaware Charter Guarantee and Trust                          50,000
 Co. C/F Victor Melnichuk M/P

Henry Kolpan                                                  50,000

William Parisi                                                50,000

Steve Nicoletti                                               50,000

Robert F. Koehler Securities Def. Emp.                        50,000
 Pen. Plan DTD 10/31/87
Robert & Helke Koehler, TTEES

Jewel Hirsch                                                  50,000

Delaware Charter Guarantee and Trust Co. C/F                  50,000
 Vincent Tonne IRA

Bruce Wigo                                                    50,000

Berlin Engineering Assoc. Inc. Profit                         50,000
 Sharing Plan
Calisto Bernham TTEE

Lawrence J. Corneck                                          100,000

Richard M. Hoffman                                           100,000

    NAME AND ADDRESS                               SHARES BENEFICIALLY OWNED*
David L. Schlotterback                                       100,000

Equity First Limited Partnership                             200,000

Independent Trust Corp. FBO Prime                            100,000
 Discount Securities, Tr. #1205235

Irvin G. Vincent                                              50,000

Delaware Charter Guarantee & Trust Co.                        50,000
 C/F Robert Cottone IRA

Delaware Charter Guarantee & Trust Co.                        50,000
 C/F Walter Krzanowski

Newton Y. Robinson                                            50,000

OK Associates Pension Trust, Edmund                          200,000
 O'Connell, Trustee

Grigsby Bradford Retirement Trust                             60,000

Allan Notowitz                                                50,000

Girish K. Bhargava                                            50,000

   NAME AND ADDRESS                                 SHARES BENEFICIALLY OWNED*
M. Janet DiGuilio                                             40,000

Christopher Porter                                            50,000

Delaware Charter Guarantee & Trust Co.                        50,000
 C/F Richard Incontro IRA

John D Higgins                                               200,000

Elaine Cotaling                                               50,000

Howard Weiss                                                 200,000

Travis Green                                                 250,000

Neil Bellet                                                  250,000

Raourf Radi                                                  100,000

Conrad J. Isoldi                                             100,000

Arthur Inden                                                 100,000

Couch Family Intervivo Trust 1991                             50,000

Gerald Masucci                                               100,000

   NAME AND ADDRESS                                 SHARES BENEFICIALLY OWNED*
Jack W. Murray & Marion K. Murray JTWROS                     100,000

Rocco Comis                                                   25,000

Stephen A. Lasher Trust                                      100,000

Steven Prince IRA                                            100,000
Smith Barney Inc. Rollover Cust.

Frisian Holdings Ltd.                                        200,000

Waal Investments Ltd.                                        200,000
Robert Oosterwyk, Director

Ashdown Holdings Limited                                     200,000

Lance P. Wimmer                                              100,000
SEP/IRA
c/o Fidelity Investments

Livingston, Barger, Brandt & Schroeder                        40,000
Self Emp. Ret. Plan DTD 9/30/94,
William C. Wetzel, TTEE FBO

  NAME AND ADDRESS                                   SHARES BENEFICIALLY OWNED*
Donald F. Frazee                                              50,000

John Mickowski                                                50,000

_____________
*  Includes shares issuable upon exercise of Common Stock Purchase Warrants

SELLING SHAREHOLDERS-UNIT PURCHASE OPTION

     Pursuant to a Agency Agreement dated September 9, 1996, between the
Company and Royce Investment Group, Inc. and Spencer Trask Securities Incorporated, the Company issued Unit Purchase Options consisting of 486,750 shares of Class A Common Stock and 486,750 Special Private Placement Warrants to the placement agents (the "Agency Placement"). The 973,500 shares of Class A Common Stock are to be offered herein.

SELLING SHAREHOLDERS-OTHER

     In December 1995, C. W. Moody, Jr., a director and principal shareholder, Dominion Investment Corporation, an affiliate of J. T. Trotter, a principal shareholder, and George V. Kane, Jr. loaned the Company $59,000, $57,000 and $44,000, respectively, in exchange for the Company's notes ("Interim Notes") and warrants to purchase an aggregate of 37,830 shares of Class A Common Stock (the "Interim Warrants"). In satisfaction of a condition of closing the Private Placement, the Interim Notes and the Interim Warrants were surrendered upon the first closing of the Private Placement in exchange for an aggregate of 320,000 shares of Class A Common Stock and 320,000 Private Placement Warrants. In January 1997, 67,816 shares of Class A Common Stock and 67,816 Private Placement Warrants were sold by the Estate of C. W. Moody, Jr. to John F. Higgins whose father is a director of the Company.

     Robert R. Salyard, a director of the Company, upon the first closing of the Private Placement exchanged $22,500 in consulting fees receivable from the Company for 45,000 shares of Class A Common Stock and 45,000 Private Placement Warrants.

     In January 1997, John D. Higgins a director of the Company, exchanged $10,000 in unpaid director fees for an aggregate of 20,000 shares of Class A Common Stock of the Company and 20,000 Private Placement Warrants.

These six shareholders (the Estate of C.W. Moody, Jr., Dominion Investment Corporation, George V. Kane, Jr., Robert R. Salyard, John D. Higgins and John F. Higgins) have agreed not to sell publicly any securities of the Company prior to November 1, 1997 without the prior written consent of Royce Investment Group, Inc. The 385,000 shares of Class A Common Stock and
385,000 shares of Class A Common Stock issuable upon exercise of 385,000 Private Placement Warrants are to be offered herein.

                             PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders, or by the Selling Shareholders' pledgees, donees, transferees or other successors in interest, either directly by the Selling Shareholder owning such shares or such Selling Shareholder's successors in interest or through agents, underwriters or dealers. Such sales may be effected in transactions in the Nasdaq SmallCap Market, on any exchange on which the Common Stock may from time to time be traded, in independent, negotiated transactions or otherwise. The shares of Common Stock offered hereby may be sold at market prices prevailing at the time of sale or at negotiated prices. The shares may be sold in the following manner: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an ordinary brokerage transaction; or (iv) a transaction in which the broker solicits purchasers.

     Any broker, dealer or underwriter to be utilized by a Selling Shareholder will be selected by such Selling Shareholder. Any compensation payable to such persons by a Selling Shareholder will be negotiated in the future. The Selling Shareholders and any underwriters, dealers or agents that participate in distribution of the shares offered hereby may be deemed to be underwriters, and any profit on sale of the shares by the Selling Shareholders and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "Securities Act").


                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 20,000,000 of Class A Common Stock, $.10 par value per share, of which 6,400,136 shares were outstanding as of the date of this Prospectus; 1,500,000 of Class B Common Stock, $.01 par value per share, all of which are held by Names 'N Faces; and 100,000 of Preferred Stock, $1.00 par value per share, none of which are presently outstanding. All outstanding shares of Class A Common Stock and all shares of capital stock of the Company to be outstanding upon completion of this offering will be, when issued, fully paid and non-assessable.

COMMON STOCK - CLASS A AND CLASS B

     The holders of shares of Class B Common Stock shall not be entitled to receive and the Company shall not pay any dividends to the holders of shares of Class B Common Stock until such time as the Company has accumulated earned surplus equal to at least $1,000,000 in the aggregate. After the Company has accumulated earned surplus equal to at least $1,000,000 in the aggregate, the holders of shares of Class B stock shall be entitled to receive the same dividends as are declared and paid on each share of Class A Common Stock; provided, however, that the total amount of dividends paid to the holders of Class B Common Stock shall not exceed the "distribution amount" (as defined herein), and all dividends to holders of shares of Class A Common Stock and shares of Class B Common Stock are subject to the prior and superior rights in any resolution or resolutions providing for the issue of a series of Preferred Stock. In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to the resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably in all assets then remaining subject to the condition that holders of shares of Class B Common Stock shall not be entitled to share ratably in assets of the Company until the holders of Class A Common Stock have received, as a group, in distributions in liquidation or in dividends prior to dissolution, or in both, an amount equal to $1,000,000 and the total amount of distributions in liquidation plus all prior dividends paid to the holders of shares of Class B Common Stock as a group shall not exceed the distribution amount. The distribution amount shall equal the lesser of $1,000,000 or the aggregate of $750,000 plus interest at the rate of 3% per annum compounded yearly, computed on the amount by which $750,000 plus any accrued interest hereunder exceeds the amount of distributions as are made to the holders of Class B Common Stock. Once holders of Class B Common Stock have received the distribution amount, they shall be entitled to no further payments or distributions from the Company and the shares of Class B Common Stock outstanding shall be returned and canceled.

VOTING RIGHTS

     Except as otherwise provided by law or in the resolution or resolutions by the Board of Directors provided for the issue of any series of Preferred Stock, the holders of Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. The holders of shares of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Shares of Class A Common Stock do not have cumulative voting rights which means that the holders of a majority of the shares voting for the election of the Board of Directors elect all of the directors and, in such event, the holders of the remaining shares will not be able to elect any directors.

PREFERRED STOCK

     The Preferred Stock may be issued in series and shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors in the resolution or resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors has authority, without further action by the shareholders, to fix the number of shares constituting that series and to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including any sinking fund provision) and the liquidation preferences of that series of Preferred Stock. It is anticipated that the holders of any series of any Preferred Stock, when and if issued, will have priority claims to dividends and to any distribution upon liquidation of the Company, and may have other preferences over the common stock, including the preferential right to elect directors in the event preferred dividends are not paid for a specified period. No Preferred Stock has been issued and the Company has no present plans to do so. See "Risk Factors-Potential Anti-Takeover Effects of Discretionary Issuance of Preferred Stock."

PREEMPTIVE RIGHTS

     Shareholders of the Company do not have preemptive rights to subscribe for or purchase any stock, obligations, warrants or any securities of the Company.

WARRANTS

     Redeemable Warrants. There are outstanding in stock purchase warrants (the "Redeemable Warrants") to purchase 1,666,615 shares of Class A Common Stock that were issued by the Company in May 1994 as a part of the Company's initial public offering. Each Redeemable Warrant entitles the registered holder to purchase one share of Class A Common Stock, at an exercise price of $5.31 at any time prior to the close of business on May 11, 1997, providing that at such time a current prospectus relating to the Class A Common Stock is in effect and the Class A Common Stock is qualified for sale or exempt from qualification under applicable states securities laws.

     The Redeemable Warrants are redeemable by the Company on 30 days' prior written notice at a redemption price of $.01 per Redeemable Warrant, provided the average closing bid price of the Company's

Class A Common Stock in the over-the-counter market as reported by Nasdaq for any 20 consecutive business days ending within five days of the notice of redemption exceeds $9.00 per share (subject to adjustment by the Company as described below, in the event of any reverse stock split or similar events) provided no closing bid price during such period was less than $8.25. The notice of redemption will be sent to the registered address of the registered holder of the Redeemable Warrant. All Redeemable Warrants must be redeemed if any are redeemed.

     Private Placement Warrants. As a part of the Company's private placement that was concluded on January 8, 1997, the Company issued Private Placement Warrants to purchase an aggregate of 3,610,000 shares of Class A Common Stock. Each Private Placement Warrant entitles the registered holder to purchase one share of Class A Common Stock, at an exercise price of $1.00 per share (subject to adjustment) at any time prior to the close of business on november 1, 1998, and at $1.50 per share (subject to adjustment) at any time prior to expiration of the Warrant on November 1, 1999. Each of the holders of shares of Class A Common Stock and Warrants acquired in the private placement are subject to a lock-up agreement not to sell any of such securities until March 31, 1997; 75% of such securities until June 30, 1997; 50% of such securities until September 30, 1997; and 25% of such securities until December 31, 1997.

     Special Private Placement Warrants. Pursuant to the Agency Placement, the Company issued Unit Purchase Options consisting of 486,750 shares of Class A Common Stock and 486,750 Special Private Placement Warrants to the placement agents. Each Special Private Placement Warrant entitles the registered holder to purchase one share of Class A Common Stock, at an exercise price of $1.00 per share (subject to adjustment) at any time prior to the close of business on November 1, 1998, and at $1.50 per share (subject to adjustment) at any time prior to expiration of the Warrant on November 1, 2001.

     The exercise price of the warrants was in each case determined by negotiations between the Company and its investment bankers and should not be construed to predict, or to imply that, any price increases will occur in the Company's securities. The exercise price of the warrants and the number and kind of shares of Class A Common Stock or other securities and property to be obtained upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, or stock dividend on, or subdivision, combination of recapitalization of, the Common Stock or the issuance of shares of Common Stock at less than the market price of the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company for less than the market value, a merger or other unusual events (other than share issuances pursuant to employee benefit and stock incentive plans for directors, officers and employees of the Company) so as to enable warrant holders to purchase the kind and number of shares or other securities or property (including cash) receivable in such event by a holder of the kind and number of shares of Class A Common Stock that might otherwise have been purchased upon exercise of such warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the warrants. The Company is not required to issue fractional shares of its Class A Common Stock and in lieu thereof will make a cash payment based upon the current market value of such fractional shares.

     The warrants do not confer upon the warrant holder any voting or other rights as a shareholder of the Company. Upon notice to the warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the warrants. All other right is intended to benefit the warrant holders, to the extent the Company exercises this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price for Class A Common Stock, the likelihood of exercise and the result and increase in the number of shares outstanding, may result in making more costly, or impeding, a change in control of the Company.

LIMITED LIABILITY AND INDEMNIFICATION OF DIRECTORS

     In accordance with the Texas Business Corporation Act, the Company has included a provision in its Articles of Incorporation to limit the personal liability of its directors for violations of their fiduciary duty. The provision eliminates directors liability to the Company or its stockholders for monetary damages, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit.

     Additionally, in accordance with the Texas Business Corporation Act, the Company's Articles of Incorporation and Bylaws indemnifies its directors against liability which they may incur in their capacity as a director against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with threatened, pending or completed civil, criminal, administrative, or investigative proceedings by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company if such director acted in good faith and in a manner reasonably believed to be in the best interests of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is no public trading market for the Company's Class B Common Stock, all of which is held of record by one securityholder.

     On May 11, 1994 the Company commenced an initial public offering pursuant to which an aggregate of 1,265,000 shares of the Class A Common Stock were issued and sold as part of 1,265,000 units, with each unit consisting of one share of Class A Common Stock and one Redeemable Warrant to purchase one share of Class A Common Stock at an exercise price of $7.00 per share at any time for three years after issuance. The Redeemable Warrants are subject to redemption by the Company commencing six months following the date of the offering for $.01 per warrant in the event the Class A Common Stock trades in excess of $9.00 per share for 20 consecutive business days.

     The Class A Common Stock did not separately trade until August 9, 1994. The Class A Common Stock and the Redeemable Warrants are listed on the Boston Stock Exchange and are also traded in the Nasdaq SmallCap Market under the Symbol "IRATAW". See "Risk Factors-Possible Delisting of Securities from The Nasdaq Stock Market; Disclosure Relating to Low-Priced Stocks.". For the year ended June 30, 1996, the high bid and low bid price for Class A Common Stock as reported by Nasdaq was $5.625 and $3.125, respectively. Based upon information provided by the Company's transfer agent the Company has approximately 80 holders of record of its equity securities who are believed by the Company to hold for the benefit of approximately 1,100 shareholders.

DIVIDENDS

     To date, the Company has not declared or paid any dividends on its capital stock. The payments of dividends, if any, is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all future earnings, if any, for use in the Company's business operations. See "Risk Factors-No Dividends Likely in the Foreseeable Future."

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock and the Warrant Agent is Continental Stock Transfer & Trust Company, New York, New York.

REPORTS TO SHAREHOLDERS

     The Company furnishes its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Andrew J. Clark, III, Houston, Texas.


                                    EXPERTS

     The financial statements of the Company for the year ended June 30, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their respective report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon authority of such firm as experts in accounting and auditing. The financial statements of the Company for the year ended June 30, 1996 were audited by Lane Gorman Trubitt, L.L.P., as set forth in their respective report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The Company's financial statements were previously audited by Ernst &
Young LLP, whose resignation, effective June 11, 1996, was accepted by the Board of Directors. The Company subsequently engaged Lane Gorman Trubitt, L.L.P. to perform audit services for the year ended June 30, 1996. The report of Ernst & Young LLP on the Company's financial statements for the two years ended June 30, 1995 contained an unqualified opinion. However, the audit report included an explanatory paragraph that raised substantial doubt about the Company's ability to continue as a going concern. At no time was there any disagreement between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. See "Auditors Report Containing Going Concern Qualification."

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form SB-2, (together with any amendments thereto, the "Registration Statement") under the
Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission and certain items of which may be contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission and to which reference is hereby made for further information with respect to the Company and the Class A Common Stock. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY10048, and Citicorp Center, 500 West Madison, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the Web site is http://www.sec.gov.


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission referred to above. In addition, copies of such reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506 on which the Class A Common Stock is traded.

                         INDEX TO FINANCIAL STATEMENTS


Financial Statements
     Statements of Operations for Six Months Ended December 31, 1995 and 1996..................... 46
     Balance Sheet as of December 31, 1996........................................................ 47
     Statements of Cash Flows for Six Months Ended December 31, 1995 and 1996..................... 48
     Notes to Financial Statements............................................................. 49-50


Reports of Independent Auditors................................................................ 51-52

Financial Statements
     Balance Sheet as of June 30, 1996............................................................ 53
     Statements of Operations for Years Ended June 30, 1995 and 1996.............................. 54
     Statements of Stockholders' Equity for Years Ended June 30, 1995 and 1996.................... 55
     Statements of Cash Flows for Years Ended June 30, 1995 and 1996.............................. 56
     Notes to Financial Statements............................................................. 57-66

                                  IRATA, INC
                           STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                 Three Months Ended                      Six Months Ended
                                                    December 31,                            December 31,
                                             -----------------------------          ------------------------------
                                                 1995             1996                  1995              1996
                                             -----------------------------          ------------------------------
Revenues:
  Booth Services..........................   $1,985,115         $1,256,312          $4,103,673          $3,083,963
  Booth Sales.............................           --              7,500                  --               7,500
                                             ----------         ----------          ----------          ----------
Total revenues............................    1,985,115          1,263,812           4,103,673           3,091,463
Cost of booth services:
  Site rent...............................      718,514            482,527           1,458,144           1,174,295
  Route labor.............................      189,164            151,610             415,151             331,780
  Equipment depreciation..................      260,587            263,009             499,936             510,304
  Consumables.............................      175,025            127,286             341,462             316,371
  Freight and re-installation costs.......       91,516             92,701             149,346             165,969
  Loss on disposal of property &
    equipment.............................       25,730             29,213             141,666              87,116
  Other costs of service..................       56,764             34,815              93,993              76,593
                                             ----------         ----------          ----------          ----------
Total cost of booth services..............    1,517,300          1,181,161           3,099,698           2,662,428
Cost of booths sold.......................           --              7,454                  --               7,454
                                             ----------         ----------          ----------          ----------
Gross profit..............................      467,815             75,197           1,003,975             421,581
Selling, general and administrative
  expenses:
  Salaries and wages......................      282,247            276,163             574,526             514,255
  Professional fees.......................       75,333             55,671             156,818             251,683
  Insurance...............................       41,942             49,277              75,484              69,410
  Marketing...............................       24,294             18,242              58,461              27,848
  Travel and entertainment................       20,136             12,012              23,545              18,639
  Depreciation and amortization...........        9,350             13,755              17,444              25,139
  Personal property and franchise taxes...        4,979             45,145               4,979              75,022
  Office expense..........................       62,339             78,436             133,560             148,784
  Bad debt................................           --              5,000               4,824               5,000
                                             ----------         ----------          ----------          ----------
Total selling, general and administrative
  expenses................................      520,620            553,701           1,049,641           1,135,780
                                             ----------         ----------          ----------          ----------
Operating (loss)..........................      (52,805)          (478,504)            (45,666)           (714,199)
Other income (expense):
  Interest expense........................      (67,211)           (67,920)           (135,085)           (130,844)
  Financing costs.........................      (67,842)           (72,404)           (136,341)           (140,246)
  Interest income.........................           66              3,150                 232               3,150
  Other, net..............................        1,781             29,120               3,202              30,456
                                             ----------         ----------          ----------          ----------
Total other income (expense)..............     (133,206)          (108,054)           (267,992)           (237,484)
                                             ----------         ----------          ----------          ----------
Net (loss)................................   $ (186,011)        $ (586,558)         $ (313,658)         $ (951,683)
                                             ==========         ==========          ==========          ==========
Net loss per share........................   $    (0.07)        $    (0.12)         $    (0.12)         $    (0.26)
                                             ==========         ==========          ==========          ==========
Weighted average number of common or
  equivalent shares outstanding...........    2,544,318          4,694,344           2,544,318           3,622,208
                                             ==========         ==========          ==========          ==========


                            See accompanying notes.

                                  IRATA, INC.

                           BALANCE SHEET (UNAUDITED)

                                     ASSETS


                                                        DECEMBER 31,
                                                            1996
                                                        -------------
Current assets:
  Cash................................................  $   248,921
  Accounts receivable-trade,
   net of $15,000 allowance...........................      376,251
  Accounts receivable-other...........................       28,770
  Consumable inventory................................      240,079
  Prepaids and other currents assets..................      122,734
                                                        -----------
        Total current assets..........................    1,016,755

Property and equipment, at cost:
  Equipment-Booths....................................    6,131,886
  Components and hardware.............................      642,099
  Furniture, fixtures and equipment...................      268,428
                                                        -----------
                                                          7,042,413
  Accumulated depreciation............................   (2,069,571)
                                                        -----------
        Total property and equipment, net.............    4,972,842

Other assets:
  Deferred loan costs, net............................      379,985
  Other, net..........................................      102,304
                                                        -----------
                                                            482,289
                                                        -----------
        Total assets..................................  $ 6,471,886
                                                        ===========



                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Trade accounts payable..............................  $   284,934
  Sales and use tax payable...........................      191,419
  Site rents payable..................................       11,573
  Other accrued liabilities...........................      254,516
                                                        -----------
        Total current liabilities.....................      742,442

Long-term debt........................................    2,247,639

Commitments

Stockholders' equity:
  Preferred stock, $1 par value:
        100,000 shares authorized, zero issued........           --
  Class A common stock, $.10 par value:
        20,000,000 shares authorized, 6,294,215
          issued and outstanding......................      629,421
  Class B common stock, $.01 par value:
        1,500,000 shares authorized, issued and
          outstanding.................................       15,000
  Additional paid-in-capital..........................    8,124,630
  Accumulated deficit.................................   (5,287,246)
                                                        -----------
        Total stockholders' equity....................    3,481,805
                                                        -----------
        Total liabilities and stockholders' equity....  $ 6,471,886
                                                        ===========

                            See accompanying notes.

                                  IRATA, INC.

                            STATEMENT OF CASH FLOWS

                                  (UNAUDITED)


                                                      SIX MONTHS ENDED
                                                        DECEMBER 31,
                                                ---------------------------
                                                     1995            1996
                                                ---------------------------
Operating activities
  Net (loss)..................................  $  (313,658)    $  (951,683)
  Adjustments to reconcile net loss to net
    cash provided (used) by operating
    activities:
  Depreciation and amortization...............      517,380         535,443
  Financing costs.............................      136,341         140,245
  Loss on disposal of property and equipment..      141,666          87,116
  Stock awards................................        6,829         (28,702)
  Net book value of booths sold...............           --           7,454
  Changes in operating assets
    and liabilities:
  Accounts receivable-trade...................     (178,274)         96,336
  Accounts receivable-other...................       10,579         (18,585)
  Other current assets........................       26,852         (81,287)
  Other assets................................      (99,914)        (50,819)
  Accounts payable............................      348,109        (240,361)
  Sales and use tax payable...................      230,550        (373,527)
  Site rents payable..........................      159,000        (123,445)
  Other accrued liabilities...................     (149,388)         92,602
                                                -----------     -----------
Net cash provided (used) by operating
  activities..................................      836,072        (909,213)


Investing activities
  Purchases of property and equipment.........   (1,135,850)       (248,326)
                                                -----------     -----------
Net cash used in investing activities.........   (1,135,850)       (248,326)


Financing activities
  Proceeds from Private Placement, net........           --       1,232,108
  Proceeds from Loan Agreement, net...........      315,000              --
  Proceeds from short-term notes..............       96,000              --
  Principal payments on short-term notes......      (93,947)             --
                                                -----------     -----------
Net cash provided by financing activities.....      317,053       1,232,108
                                                -----------     -----------

Net (decrease) increase in cash and cash
  equivalents.................................       17,275          74,569
Cash and cash equivalents at
  beginning of year...........................      186,052         174,352
                                                -----------     -----------
Cash and cash equivalents at end of period....  $   203,327     $   248,921
                                                ===========     ===========

                            See accompanying notes.

                                  IRATA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  IRATA, Inc. (the "Company") was incorporated March 22, 1992 under the laws of the State of Texas, for the purpose of acquiring and operating Video Foto booths throughout the United States in shopping malls, theme parks, discount stores and high traffic areas. The booths produce a black and white computer generated, laser printed image superimposed on a variety of background options.

  The accompanying unaudited interim financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. The accompanying unaudited interim financial statements reflect all adjustments which the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and for the financial condition of the Company at the date of the interim balance sheet. All such adjustments (except as otherwise disclosed herein) are of a normal recurring nature. Results for the interim periods are not necessarily indicative of results for the year.

 Revenue Recognition

  The Company recognizes booth services revenue as photos are produced by the booth. Location owners where booths are sited are paid a fixed rental, percentage of net revenues or a combination thereof, which is recorded as site rent. The independent service contractor is also paid a fixed commission,a percentage based upon the net revenues generated by the Booths serviced by him, or a combination thereof, which is recorded as route labor.

  The Company recognizes booth sales revenue as of the booth delivery date. Cost of booths sold includes the undepreciated cost of the booth and direct expenses related to the sale.

 Statement of Cash Flows

   Supplemental disclosures of cash flow information are as follows:

                                                   1995     1996
                                                   ----     ----
        Interest paid                             132,000  131,000
        Taxes paid                                     --       --
        Reduction of Sales and Use Taxes Payable       --   55,000


 Property and Equipment

  Property and equipment is recorded at cost. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs which do not improve or extend the life of such assets are expensed as incurred. Depreciation is provided using the straight line method over the estimated useful lives of the various classes of assets, as follows:

                                         ESTIMATED
                                        ------------
                                        USEFUL LIFE
                                        ------------
   Booths.............................  5 to 7 Years
   Furniture, Fixtures and Equipment..  3 to 7 Years

  Components and hardware consist of parts used to construct and repair booths. No depreciation is provided on new parts until they are installed into a booth and that booth is placed into service.

                                  IRATA, INC.

                                  (UNAUDITED)

2.   STOCKHOLDERS' EQUITY

  Private Placement

  On January 8, 1997, the Company completed a private placement of 3,245,000 shares of Class A Common Stock and 3,245,000 Private Placement Warrants. The private placement was sold in $25,000 units consisting of 50,000 shares of Class A Common Stock and 50,000 Private Placement Warrants. Net proceeds to the Company were approximately $1,275,000.

  Each Private Placement Warrant will be exercisable for a period of three years after the initial closing date into one share of common stock at an exercise price equal to $1.00 per share during the first two years and $1.50 per share thereafter. The Warrants will be protected against dilution upon the occurrence of certain events, including, but not limited to, sales of shares of common stock for less than fair market value, certain dividends, split-ups, reclassifications, and asset sales. The Company has agreed to register for resale the shares issued at closing and the shares issued or issuable upon exercise of the Warrants under the Securities Act of 1933, on or prior to December 31, 1996, subject to certain lock-up provisions. If the registration is not declared effective by March 1, 1997, then the Company will issue to each investor 5,000 shares for each unit.

  Trade Payable Agreement

  In connection with the Trade Payable Agreement, effective November 1, 1996, the Company issued 268,223 shares of Class A Common Stock to fourteen creditors in settlement of approximately $850,000 in past due obligations.

  Other

  Dominion Investment Corporation, an affiliate of J.T. Trotter, a principal shareholder, C.W. Moody, Jr., also a principal shareholder, and George V. Kane, Jr. loaned the Company $160,000 in December 1995 and were issued notes in the principal amount of $160,000 and warrants to purchase 22,733 shares of Class A Common Stock at an exercise price of $2.81. On November 1, 1996, the notes and the warrants were exchanged for 320,000 shares of Class A Common Stock and 320,000 Private Placement Warrants. In November 1996, Robert R. Salyard, a director of the Company, exchanged $22,500 in unpaid consulting fees for 45,000 shares of Class A Common Stock and 45,000 Private Placement Warrants.

3.  SUBSEQUENT EVENTS

  On February 6, 1997, Fish Construction, Inc., a trade creditor, commenced an action against the Company in the 240th Judicial District Court in and for Fort Bend County, Texas. The action, which seeks compensatory damages of $174,074, alleges that the Company has breached the terms of an agreement between the Company and the plaintiff for the supply of booths to the Company. The Company is vigorously defending the action. Although the outcome of any litigation is subject to uncertainty, the Company believes, based upon information currently available to it, that the action is without merit, and that it will be able to successfully conclude this litigation. However, an adverse ruling against the Company with respect to this litigation could have a material adverse effect on the Company and its financial condition.

  On February 18, 1997 a Registration Statement on Form SB-2, filed with The Securities and Exchange Commission on January 28, 1997 (File No. 333-20559), was declared effective. This occurrence fulfills the Company's agreement to register for resale the shares of Class A Common Stock issued at the closing of the Private Placement and the shares issued or issuable upon exercise of the Warrants under the Securities Act of 1933.

                                  IRATA, INC.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Irata, Inc.

  We have audited the accompanying balance sheet of Irata, Inc. as of June 30, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Irata, Inc. at June 30, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

  The accompanying financial statements as of and for the year ended June 30, 1996 have been prepared assuming that Irata, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring losses and has a working capital deficiency. In addition, the Company has not complied with certain covenants of a loan agreement with a Lender. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.




                                        Lane Gorman Trubitt, L.L.P.

Dallas, Texas
August 29, 1996

                                  IRATA, INC.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Irata, Inc.

  We have audited the accompanying statements of operations, stockholders' equity, and cash flows of Irata, Inc. for the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Irata, Inc. for the year ended June 30, 1995, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Irata, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring losses and has a working capital deficiency. In addition, the Company has not complied with certain covenants of a loan agreement with a Lender. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.




                                        Ernst & Young LLP

Houston, Texas
September 22, 1995

                                  IRATA, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1996


                                     ASSETS
                                     ------
Current assets:
  Cash.......................................................... $   174,352
  Accounts receivable-trade, net of $10,000 allowance...........     472,587
  Accounts receivable-other.....................................      10,185
  Consumable inventory..........................................     200,581
  Prepaids and other current assets.............................      71,368
                                                                 -----------
        Total current assets....................................     929,073

Property and equipment, at cost:
  Equipment-Booths..............................................   6,318,711
  Components and hardware.......................................     507,499
  Furniture, fixtures and equipment.............................     203,931
                                                                 -----------
                                                                   7,030,141
  Accumulated depreciation......................................  (1,624,354)
                                                                 -----------
        Total property and equipment, net.......................   5,405,787

Other assets:
  Deferred loan costs, net......................................     463,838
  Other, net....................................................      66,347
                                                                 -----------
                                                                     530,185
                                                                 -----------
        Total assets............................................ $ 6,865,045
                                                                 ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current liabilities:
  Trade accounts payable........................................ $ 1,129,829
  Long-term debt in default.....................................   2,150,000
  Sales and use tax payable.....................................     620,660
  Short-term notes-stockholders.................................     160,000
  Short-term note-vender........................................      63,389
  Site rents payable............................................     135,018
  Other accrued liabilities.....................................     166,714
                                                                 -----------
        Total current liabilities...............................   4,425,610


Commitments

Stockholders' equity:
  Preferred stock, $1 par value:
        100,000 shares authorized, zero issued..................          --
  Class A common stock, $.10 par value:
        20,000,000 shares authorized, 2,550,071 issued and
          outstanding...........................................     255,007
  Class B common stock, $.01 par value:
        1,500,000 shares authorized, issued and outstanding.....      15,000
  Additional paid-in-capital....................................   6,504,991
  Accumulated deficit...........................................  (4,335,563)
                                                                 -----------
        Total stockholders' equity..............................   2,439,435
                                                                 -----------
        Total liabilities and stockholders' equity.............. $ 6,865,045
                                                                 ===========

                            See accompanying notes.

                                  IRATA, INC.

                            STATEMENTS OF OPERATIONS


                                                                       Year ended June 30,
                                                                      ---------------------
                                                                          1995       1996
                                                                      ---------------------
Revenues.........................................................    $5,520,452    $7,451,098
Cost of services:
  Site rent......................................................     1,724,559     2,778,502
  Route labor....................................................       622,723       780,431
  Equipment depreciation.........................................       650,822     1,111,191
  Consumables....................................................       528,771       760,530
  Freight and installation costs.................................       174,063       329,976
  Loss on disposal of property & equipment.......................       188,925       771,363
  Other costs of service.........................................       124,565       214,608
                                                                    -----------    ----------
Total cost of services...........................................     4,014,428     6,746,601
                                                                    -----------    ----------
Gross profit.....................................................     1,506,024       704,497
Selling, general and administrative expenses:
  Salaries and wages.............................................       982,356     1,101,870
  Professional fees..............................................       480,745       405,042
  Insurance......................................................       101,218       154,212
  Marketing......................................................        99,447       117,251
  Travel and entertainment.......................................        41,647        52,818
  Depreciation and amortization..................................        37,865        42,834
  Personal property and franchise taxes..........................        19,941        51,465
  Office expense.................................................       230,111       267,167
  Bad debt.......................................................        64,459        16,626
                                                                    -----------    ----------
Total selling, general and administration expenses...............     2,057,789     2,209,285
                                                                    -----------    ----------
Operating loss...................................................      (551,765)   (1,504,788)
Other income (expense):
  Interest expense...............................................       (43,778)     (342,166)
  Financing costs................................................       (14,107)     (271,365)
  Interest income................................................        29,128           284
  Other, net.....................................................       (15,278)        3,478
                                                                    -----------    ----------
Total other income (expense).....................................       (44,035)     (609,769)
                                                                    -----------    ----------
Net loss.........................................................      (595,800)   (2,114,557)
                                                                    ===========    ==========
Net loss per share...............................................   $     (0.24)   $    (0.83)
                                                                    ===========    ==========
Weighted average number of common or equivalent shares outstanding.   2,534,711     2,545,409
                                                                    ===========    ==========

                            See accompanying notes.

                                  IRATA, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                          Class A Common Stock       Class B Common
                                         -----------------------  ---------------------   Additional                      Total
                                          Number of                Nunber of                Paid-In      Accumulated   Stockholders'
                                           Shares       Amount      Shares      Amount      Capital        Deficit        Equity
                                         ----------  -----------  -----------  --------  -------------  -------------- -------------

Balance at June 30, 1994...............   2,367,992   $  236,799   1,500,000   $ 15,000    $ 5,471,004   $ (1,625,206)  $ 4,097,597
Exercise of overallotment,
 net of costs..........................     165,000       16,500          --         --        676,193             --       692,693
Stock awards...........................       9,619          962          --         --         28,983             --        29,945
Value of warrants issued in connection
  with Loan Agreement..................          --           --          --         --        313,200             --       313,200
Net loss...............................          --           --          --         --             --       (595,800)     (595,800)

                                         ----------  -----------  -----------  --------  -------------  -------------- -------------

Balance at June 30, 1995...............   2,542,611      254,261    1,500,000    15,000      6,489,380     (2,221,006)    4,537,635
Stock awards...........................       7,460          746           --        --         13,311             --        14,057
Value of warrants issued in connection
  with Loan Agreement..................          --           --           --        --          2,300             --         2,300
Net loss...............................          --           --           --        --             --     (2,114,557)   (2,114,557)

                                         ----------  -----------  -----------  --------  -------------  -------------- -------------

Balance at June 30, 1996...............   2,550,071   $  255,007    1,500,000  $ 15,000    $ 6,504,991   $ (4,335,563)  $ 2,439,435
                                         ==========  ===========  ===========  ========  =============  ============== =============


                            See accompanying notes.

                                  IRATA, INC.

                            STATEMENTS OF CASH FLOWS


                                                                           Year ended June 30,
                                                                     ---------------------------------
                                                                         1995                1996
                                                                     ---------------------------------
Operating activities
  Net loss......................................................      $  (595,800)      $  (2,114,557)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
  Depreciation and amortization.................................          688,687           1,154,025
  Financing costs...............................................           14,107             271,365
  Loss on disposal of property and equipment....................          188,925             771,363
  Stock awards..................................................           29,945              14,057
  Changes in operating assets and liabilities:
  Accounts receivable-trade.....................................         (277,681)            (51,724)
  Accounts receivable-other.....................................          (20,921)             16,445
  Other current assets..........................................         (221,112)             21,200
  Other assets..................................................          (10,615)            (33,976)
  Accounts payable..............................................          690,058             301,544
  Sales and use tax payable.....................................           62,628             518,541
  Site rents payable............................................          (30,312)            121,518
  Other accrued liabilities.....................................          (38,592)             63,681
                                                                     ---------------------------------
Net cash provided by operating activities.......................          479,317           1,053,482

Investing activities
  Purchases of property and equipment...........................       (4,762,891)         (1,447,646)
  Maturity of short-term investments............................        1,016,765                  --
  Proceeds from insurance claim for damaged property............           25,294                  --
                                                                     -------------      --------------
Net cash used in investing activities...........................       (3,720,832)         (1,447,646)

Financing activities
  Proceeds from bank notes......................................          600,000                  --
  Principal payments on bank notes..............................         (600,000)                 --
  Proceeds from short-term notes................................               --             160,000
  Proceeds from exercise of overallotment, net..................          692,693                  --
  Proceeds from Loan Agreement, net.............................        1,404,107             315,000
  Principal payments on short-term notes........................          (67,459)            (92,536)
                                                                     -------------      --------------
Net cash provided by financing activities.......................        2,029,341             382,464
                                                                     -------------      --------------

Net (decrease) increase in cash and cash equivalents............       (1,212,174)            (11,700)
Cash and cash equivalents at beginning of year..................        1,398,226             186,052
                                                                     -------------      --------------
Cash and cash equivalents at end of year........................      $   186,052       $     174,352
                                                                     =============      ==============

                            See accompanying notes.

                                  IRATA, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

  IRATA, Inc. (the "Company") was incorporated March 20, 1992 under the laws of the State of Texas, for the purpose of acquiring and operating VIDEO FOTO ("Booths") throughout the United States at shopping malls, theme parks, retail stores and other areas of high pedestrian traffic. The Booths produce a computer generated laser printed image with various background options.

Revenue Recognition

  The Company recognizes revenue as products and services are provided. Landlords are paid a fixed rental, percentage of net revenues or a combination thereof, which is recorded as site rent. The independent service contractor is also paid a fixed commission, a percentage based upon the net revenues generated by the Booths serviced by him, or a combination thereof, which is recorded as route labor.

Statement of Cash Flows

   Supplemental disclosures of cash flow information are as follows:

                                                       1995         1996
                                                       ----         ----

Interest paid......................................    $ 22,140     $264,162

Taxes paid.........................................         ---          ---

Conversion of vendor payable to note...............     223,384       35,000

Warrant value associated with the Loan Agreement...     313,200        2,300


Property and Equipment

  Property and equipment is recorded at cost. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Depreciation is provided using the straight line method over the estimated useful lives of the various classes of assets, as follows:

                                                         ESTIMATED
                                                        USEFUL LIFE
                                                        -----------
          Equipment-Booths                              5 to 7 Years
          Furniture, Fixtures and Equipment             3 to 7 Years

Components and hardware consist of parts used to construct and repair Booths. No depreciation is provided for these parts until they are installed into a Booth and that Booth is placed into service. Used parts are recorded at the lower of cost or net realizable value.

Other Assets

  Organization costs are amortized using the straight-line method over five years. Deferred loan costs are amortized over the life of the loan (see Note 4).

  Certain technology currently utilized in the Company's Booths has been treated by the Company as proprietary. The Company has determined that seven years is an appropriate life for proprietary process.

                                  IRATA, INC.

  Expenditures related to printer software upgrades are capitalized and amortized over three years which the Company has determined to be the estimated useful life.

Income Taxes

  The liability method is used in accounting for income taxes. Under this method, deferred tax liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences reverse.

Estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Share

  Loss per share has been computed based upon the weighted average number of common and common equivalent shares outstanding. The Class B Common Stock has not been considered in the loss per share computation because it is not considered a Senior security or a common stock equivalent based on rights associated with the Class B Common Stock. Options and warrants have not been included in the computation as they have an antidilutive effect.

Reclassifications

  Certain reclassifications have been made to conform to the 1996 presentation

Inventory

  Consumable inventory is stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method.

Newly Issued Accounting Standards

  In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which is effective for the Company's 1997 fiscal year end. The adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial position, liquidity, cash flow or results of operations.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" which requires companies to measure employee stock compensation plans based on the fair value method of accounting or to continue to apply APB No. 25, "Accounting for Stock Issued to Employees" and provide pro forma footnote disclosures under the fair value method in SFAS No. 123. The Company has decided to

                                  IRATA, INC.

adopt SFAS No. 123 through disclosure only, and accordingly, pro forma fair value disclosures will be made in the 1997 financial statements.

Fair Value of Financial Instruments

  Fair value of financial instruments are estimated to approximate the related book values, unless otherwise indicated, based on market information available to the Company.


2. LIQUIDITY AND WORKING CAPITAL DEFICIT

  As of June 30,1996 the Company recognized a net loss of $2,114,557. A significant portion of this loss is attributable to the costs associated with certain non-recurring events. During the current fiscal year, the Company permanently removed approximately 120 booths from operations. These early prototype booths, which were acquired in 1992, contained older components, which had high failure rates and, in some cases, replacement parts were no longer available to supply them. Also, the cabinet construction was not designed for high traffic, unattended locations, resulting in security problems. These booths were replaced with the current booth, which has a sturdier cabinet and more reliable up-to-date components. As a result of this decision, the Company incurred a charge of approximately $300,000, representing the undepreciated book value of these older booths. In addition, the Company reduced the carrying value of hardware and components by approximately $470,000, to account for obsolescence and to value used parts at the lower of cost or realizable value. The removal and replacement of these booths accounted for a significant part of the installation costs.

  During May 1996, the State of Texas conducted a sales and use tax audit for the period March 1992 to March 1996. In connection with the auditor's review of sales records, the Company was unable to provide documentation to show that certain third party operators, who collect cash from the photo booths, had paid the appropriate sales tax or that they had obtained sales tax exemption certificates from the appropriate state tax authority. As a result of this review , the Company was issued a preliminary delinquent sales tax assessment of approximately $150,000. Management is pursuing collection of taxes or submission of certificates from third party operators to mitigate the sales tax liability. Additionally, the Company has been assessed use tax of approximately $150,000 on booth components acquired from out of state vendors. The use tax obligation was capitalized and is being depreciated over the life of the related components. Accordingly, the sales and use tax has been charged to operations or capitalized in the accompanying financial statements for 1996. The provision did not have a material effect on the Company's financial position or results of operations for 1996.

  The Company has been in default on its loan covenants with its Lender since July 1995. In August 1996, the Company negotiated an agreement with its Lender to revise certain covenants to bring the Company into compliance. Among other provisions, the negotiated terms provide for extensive revisions to all financial ratio covenants consistent with a revised detailed financial plan developed by Management. In addition, the Company must satisfy certain conditions including raising $1,500,000 through a Private Placement with net proceeds of at least $1,250,000.

  The level of past due trade payables has increased significantly since March 1996. To resolve this situation, the Company successfully concluded a restructuring of certain trade payables totaling $734,000. The trade creditors holding these payables agreed to exchange the amounts owed for a combination of 15% cash, 18% cash payable in 15 equal monthly installments and 67% stock. The restructuring is subject to completion of the Private Placement. The price of the stock to be issued to the trade creditors is to be the

                                  IRATA, INC.

greater of $2.25 per share or the lower of: (a) 80% of the average closing price at which the Class A Common Stock of the Company trades during the 30 calendar day period following the date of closing of this offering or (b) the lowest closing price at which the Class A Common Stock trades during such 30-day period.

   If the Company is unsuccessful in completing the Private Placement, the Lender Agreement or the Trade Payable Agreement, the Company's ability to continue as a going concern will be in doubt.

  The Company had a working capital deficit of $3,496,537 as of June 30, 1996. If the Company receives the Private Placement proceeds, finalizes the Lender Agreement and completes the Trade Payable Agreement, it will have working capital of approximately $500,000. Management intends to use the proceeds for the initial payments under the Trade Payable Agreement, payment of delinquent sales and use taxes, building of approximately 100 new booths and other working capital purposes.


3. STOCKHOLDERS' EQUITY

Preferred Stock

  The Company is authorized to issue up to 100,000 shares of preferred stock, none of which are outstanding. The Company's Board of Directors is authorized to provide for the issuance of the preferred stock in series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the common stock.

Common Stock

The Company is authorized to issue up to 20,000,000 shares of Class A Common Stock with a par value of $.10 per share and 1,500,000 shares of Class B Common Stock with a par value of $.01 per share. Class B Common Stock shareholders are entitled to receive the same distribution as Class A Common Stock shareholders, up to the Distribution Amount after the Company has accumulated retained earnings equal to $1,000,000. The Distribution Amount is the lessor of $1,000,000 or the aggregate of $750,000 plus interest at a rate of 3% per annum compounded yearly, computed on the amount by which $750,000 plus any accrued interest exceeds the amount distributed to the holders of Class B Common Stock. The accrual started with the filing of the Articles of Incorporation (March 12, 1992). On September 29, 1993 the shareholders approved an amendment to the Company's Articles of Incorporation providing for the cancellation and retirement of the Class B Common Stock once the holders receive the Distribution Amount.

  The holders of Class A Common Stock are each entitled to one vote for every share held and have the exclusive right to vote for the election of directors, unless the Board of Directors includes the right to vote for directors in any series of preferred stock issued. Holders of Class B Common Stock have no voting privileges, except as provided by law. Holders of Class B Common Stock will not share in dissolution until $1,000,000 is received by holders of Class A Common Stock and their share is limited to the Distribution Amount.

  During the years ended June 30, 1995 and 1996, the Company awarded 9,619 and 3,413 shares, respectively, of Class A Common Stock to employees. Compensation expense was recognized for the stock

                                  IRATA, INC.

awards totaling $29,945 and $13,652, respectively, based on the fair value of the common stock awarded. In March 1996 the Company issued 4,047 shares of Class A Common Stock to a stockholder in connection with a 1993 agreement. The shares were valued at $405.

Options

  In October 1994, the Board of Directors of the Company increased the number of Class A Common Stock shares available to the stock option plan from 175,900 to 350,000. Stock options granted may be either qualified incentive stock options or non qualified options. The exercise price must be at least 100% of the fair market value per share of the stock on the date of grant, except that such price must be at least 110% of the fair market value per share for any grantee who owns more than 10% of the outstanding shares of Class A Common Stock. The options are exercisable over a period of ten years with the initial right to exercise starting on the date of grant.

  In October 1993, the Company granted 52,770 options each to an officer and former officer of the Company and 17,590 options each to a director and former director of the Company to purchase Class A Common Stock at $5.00 per share. The options have a five year term and are immediately exercisable. In January 1995 the Company amended options granted to the director and former director of the Company from 17,590 to 25,000 options.

  In May 1994, the Company granted 45,000 options to a former officer of the Company to purchase Class A Common Stock at $5.00 per share. The options are exercisable in increments of 15,000 over a three year period commencing May 1995 subject to the officer being in the employ of the Company on the anniversary dates. The officer resigned in June 1996, therefore, 15,000 shares were canceled and 30,000 shares remain exercisable.

  In connection with the registration statement, the underwriters received an option to purchase up to 110,000 Equity Units at $7.25 per Equity Unit exercisable over a four year period commencing one year from the effective date of the registration statement.

In January 1995, the Company granted up to 50,000 options to a former officer of the Company to purchase Class A Common Stock exercisable at $5.00 per share. The options vest in increments of one share for each $100 in financing achieved by the Company prior to December 31, 1995. In June 1995, the Company entered into the Loan Agreement for a $3,500,000 line of credit. The Lender advanced $2,115,000 prior to this date. Therefore, 21,150 options were exercisable as of June 30, 1996. The options have a five year term.

  In May 1995, the Company granted 50,000 options to purchase Class A Common Stock at $5.00 per share in connection with an employment agreement entered into between the Company and a former officer. The options have a five year term and are immediately exercisable.

                                  IRATA, INC.

The following schedule summarizes the changes in employee and other stock options:

                                                        Option Price
                                           -----------------------------------
                                Number of      Per Share    Total Option Price
                                 Shares
                                --------------------------  ------------------
Outstanding at June 30, 1994     295,720    $5.00 - $7.25       $    1,726,100
(250,720 exercisable)

For the year ended
 June 30,1995:
    Granted                       99,820       $5.00                   499,100
    Canceled                         ---                                   ---

                                --------                    ------------------

Outstanding at June 30, 1995     395,540                             2,225,200
(348,540 exercisable)

For the year ended
 June 30, 1996:
    Granted                          ---                                   ---
    Canceled                     (28,850)      $5.00                  (144,250)
                                --------                    ------------------

Outstanding at June 30,
 1996                            366,690                             2,080,950
(366,690 exercisable)
                                ========                    ==================


Warrants

   In connection with a private placement in fiscal year 1993, the Company issued warrants to soliciting brokers to purchase 8,464 shares of Class A Common Stock at $3.66 per share through March 31, 1997.

  In connection with the Bridge Financing completed in January 1994 , the Company issued 300,000 warrants to purchase Class A Common Stock at an exercise price of $2.50 per share through December 20, 1996.

  The 1,100,000 redeemable stock warrants included in the Equity Units from the public offering and the 165,000 redeemable stock warrants from the exercise of the overallotment are exercisable for $7.00 at any time for three years after issuance. The stock warrants are subject to redemption by the Company six months following the date of the offering for $.01 per warrant in the event the Class A Common Stock trades in excess of $9.00 per share for 20 consecutive business days.

  In connection with the short-term financing in March 1995 , the Company issued 25,000 warrants to purchase Class A Common Stock at an exercise price of $5.00 per share. The warrants have a 5 year term.

  In connection with the Loan Agreement (see Note 4), the Company issued warrants to purchase Class A Common Stock at an exercise price of $6.63 per share of Class A Common Stock subject to anti-dilution provisions. As of June 30, 1996 470,000 warrants were exercisable through June 1, 2000. An additional 21,000 warrants to purchase Class A Common Stock was issued to a third party in connection with the private placement at an exercise price of $5.00. These warrants are all exercisable and expire on June 1, 2000.

                                  IRATA, INC.

  In connection with the short-term financing in December 1995 (see Note 4), the Company issued 16,000 warrants to purchase Class A Common Stock at an exercise price of $4.00 per share through December 21, 2000.

4. DEBT

  In June 1995, the Company entered into a Loan Agreement with a Lender for a $3,500,000 line of credit, evidenced by a Note and Security Agreement granting to the Lender a first lien security interest in the assets of the Company. The terms of the Loan Agreement provided an initial draw of $1,800,000 on June 5, 1995 which was used to pay an existing bank loan of $500,000, pay fees and costs associated with obtaining this line of credit, and provide working capital needs. Subsequent loan draws are to provide the Company with amounts equal to $5,000 for each new VIDEO FOTO booth placed in service during the term of the loan agreement. The Loan Agreement provides for payments of interest only at an annual rate of 12% due on July 1, 1995, and the first day of each month thereafter until maturity on June 2, 1998 at which time all outstanding principal is due and payable. The Company may pay off the loan at an earlier date incurring a penalty not to exceed 2% of the total available borrowing limit available during the preceding year. The Company also will pay the Lender an annual commitment fee of $35,000. as part of the Loan Agreement the company also entered into a Warrant Purchase Agreement whereby the Lender may receive warrants to purchase up to 260,000 shares of the Company's Class A Common Stock. The warrants must be exercised within 5 years from the closing date of the loan agreement and the exercise price is $6.63 per share of Class A Common Stock subject to anti-dilution provisions. The warrants are exercisable as follows:

             100,000 exercisable from June 2, 1995 to June 1, 2000 120,000 exercisable from June 2, 1996 to June 1, 2000
              40,000  exercisable from June 2, 1997 to June 1, 2000
            --------
             260,000
            ========

  The 120,000 and 40,000 warrants are only exercisable if the Company has not paid off the remaining balance of the line of credit prior to the exercisable dates noted in the table above.

  Additionally, in June 1995, the Company and the Lender entered into a Loan Commitment Agreement whereby the Lender agreed to enter into an additional $2,000,000 Loan Agreement upon satisfaction of certain conditions including the full funding of the $3,500,000 line of credit. The terms of the $2,000,000 line of credit are to be similar to the terms of the $3,500,000 line of credit and the funds are for the construction of new VIDEO FOTO booths. As a result of this Loan Commitment, the Lender and the Company entered into a Warrant Purchase Agreement whereby the Lender may receive warrants to purchase up to 250,000 shares of the Company's Class A Common Stock. The warrants must be exercised within 5 years from June 2, 1995. The exercise price is $6.63 per share of Class A Common Stock subject to anti-dilution provisions. The warrants are exercisable as follows:

             140,000 exercisable from June 2, 1995 to June 1, 2000 110,000 exercisable from January 10, 1996 to June 1, 2000
            --------
             250,000
            ========

  The Company also issued 21,000 warrants to purchase Class A Common Stock with an exercise price of $5.00 to a third party in connection with the Loan Agreement. These warrants are all exercisable and expire in the year 2000.

                                  IRATA, INC.

  The Company capitalized the costs of obtaining the financing totaling $709,093, which includes the 240,000 warrants exercisable by the Lender as of June 30, 1995 and the 21,000 issued to the third party all at a value of $1.20, as deferred loan costs, to be amortized over the life of the Loan Agreement. The warrants were determined to have a fair value, by independent appraisal, of $1.20 for each share of Class A Common Stock the warrant holder is entitled to purchase. The remaining 270,000 warrants will be capitalized as deferred loan costs at their fair value if and when they become exercisable as noted above.

  In June 1996 an additional 230,000 warrants became exercisable. These warrants were determined to have a fair value of $.01 for each share of Class A Common Stock the warrant holder is entitled to purchase. The Company capitalized the costs of the warrants as deferred loan costs, to be amortized over the life of the Loan Agreement.

  Subsequent to June 5, 1995, the Lender provided the Company with $315,000 in additional draws for booths placed in service. In connection with the Lender Agreement negotiated in August 1996, the annual commitment fee due June 1996 was added to the outstanding principal.

  The Loan Agreement contains various loan covenants and the Company is in default.(see note 2)

  In February 1995, the Company issued an unsecured promissory note to a vendor for $223,384. The note bore interest at 15% with a maturity date of January 3, 1996. The unpaid principal balance of $63,389 is included in the Trade Payable Agreement. (See note 2)

  In February 1995, the Company borrowed $100,000 from a financial institution to be utilized as short-term working capital. The note bore interest at 11% and was due in November 1995. However, the Company paid the principal and interest due in March 1995.

  In March 1995, the Company borrowed $500,000 from a financial institution to be utilized as short-term working capital. The note bore interest at 11% and was due in September 1995. However, the Company paid the principal and interest due in June 1995.

  In December 1995, the Company borrowed $160,000 from related parties, issuing unsecured promissory notes. The notes bear interest at prime plus 1% with a maturity date of June 5, 1996. In connection with the borrowing, the Company issued warrants to purchase 16,000 shares of Class A Common Stock at $4.00 per share. Interest expense on these loans for 1996 was $5,415.


5. COMMITMENTS

Leases

  The Company leases its office and warehouse facilities under noncancelable operating leases expiring at various dates through April 30, 2001. In May 1995 the Company entered into a noncancelable operating lease for its marketing office space expiring May 31, 1998. The Company closed this office in May 1996 and entered into a sub-lease for approximately 70% of base rent. Rental expense for the leases were $48,593 and $111,636 for the years ended June 30, 1995 and 1996, respectively.

                                  IRATA, INC.

   Future minimum lease payments, by year and in the aggregate, excluding sublease income, under these leases consisted of the following at June 30,1996:


          1997................................   $ 97,183
          1998................................     92,374
          1999................................     84,085
          2000................................     84,085
          2001................................     74,770
                                                 --------
                                                 $432,497
                                                 ========

  In addition to the noncancelable operating leases, the Company leases space for each Booth operating under cancelable lease agreements. The lease terms for each Booth location are generally less than three months and the agreements are renewable on a month-to-month basis.

  In connection with certain Booth leases, the Company recognized revenue of approximately $630,000 and $780,000 for the years ended June 30, 1995 and 1996, respectively from Booths located in various stores owned by one national discount store chain. The Company also recognized revenue of approximately $416,000 and $507,000 for the years ended June 30, 1995 and 1996, respectively from Booths located in various stores owned by one national arcade.

License Agreements

  The Company has an agreement to use software and pays a monthly maintenance fee of $2.50 for each booth in operation up to a cap of $3,000 per month. In addition, the Company pays an initial $100 fee for each new 600 dpi printer software installed in a booth up to 500 copies. Additional copies may be purchased at $75 each. The Company incurred obligations of $9,535 and $34,837 in 1995 and 1996,respectively. The maintenance fee is charged to cost of sales when incurred and the initial fee is amortized over three years.

Litigation

  The Company, in the normal course of business, is a party to a number of lawsuits and other proceedings. The company's Management does not expect that the results of these lawsuits and proceedings will have a material impact on the Company's financial position or results of operations.

6. INCOME TAXES

  At June 30, 1996, the Company has net operating loss carryforwards of approximately $4,980,000, subject to limitations as described below and will expire in 2009 through 2011.

  In May 1994, the Company successfully filed a registration statement experiencing an ownership change and consequently is subject to limitation on the utilization of $1,385,000 of its net operating loss under the Internal Revenue Code of 1986. The annual limitation for utilizing the net operating losses prior to the ownership change is $240,000. To the extent the annual limitation exceeds the Company's taxable income for a given year, the excess may be added to a subsequent year's limitation.

  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                  IRATA, INC.

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                             1995          1996
                                             ----          ----
Deferred tax liabilities:
Tax over book depreciation                $  309,852   $   363,266
                                          ----------   -----------
Total deferred tax liabilities               309,852       363,266
Deferred tax assets:
Net operating loss carryforwards           1,008,298     1,693,082
Other                                         36,968        60,041
                                          ----------   -----------
Total deferred tax assets                  1,045,266     1,753,123
                                          ----------   -----------
Net deferred tax asset                       735,414     1,389,857
Valuation allowance for deferred tax        (735,414)   (1,389,857)
 assets                                   ----------   -----------
Net deferred taxes                        $       --   $        --
                                          ==========   ===========

7. RELATED PARTY TRANSACTIONS

  The Company expensed $120,000 and $59,700 during the year ended June 30,1995 and 1996, respectively, in exchange for consulting and legal services from a stockholder and a director. At June 30, 1996, the Company owed related parties $59,000 which is included in accounts payable.

=======================================        =============================
No dealer, salesman or other person has
been authorized to give any information
or to make representations, other than                  IRATA, INC.
those contained in this Prospectus,
and, if given or made, such information
or representations must not be relied                8,233,500 SHARES OF
upon as having been authorized by the               CLASS A COMMON STOCK
Company or by the Underwriter.  This
Prospectus does not constitute an offer
to seek, or a solicitation of an offer
to buy any securities offered hereby by
anyone in any jurisdiction in which
such offer to solicitation is not
qualified and to do so or to anyone to
whom it is unlawful to make such offer
or solicitation.
        ______________


       TABLE OF CONTENTS
                                      Page
                                                         ______________
Prospectus Summary....................  2
Risk Factors..........................  5                  PROSPECTUS
Capitalization........................  9                ______________
Use of Proceeds....................... 10
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations........................ 11
Business.............................. 15              ____________________
Management............................ 22
Executive Compensation................ 24
Principal and Selling Shareholders.... 29
Plan of Distribution.................. 39
Description of Securities............. 39
Legal Matters......................... 43
Experts............................... 43
Additional Information................ 44
Index to Financial Statements......... 45
        _____________





                                                      FEBRUARY __, 1997

========================================       =============================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 27.  EXHIBITS.


    EXHIBIT
    NUMBER                    DESCRIPTION
     1.1  --   Agency Agreement between the Company and Royce Investment
               Group, Inc. and Spencer Trask Securities Incorporated

     1.2  --   Unit Purchase Option between the Company and Royce Investment
               Group, Inc. and Spencer Trask Securities Incorporated

     2.1* --   Formation and Settlement Agreement dated effective as of March
               23, 1992 by and among the Company, Buffalo Incorporated, Names
               'N Faces, Inc., Lone Star Photo Video, Inc. and the C. W. Moody
               Family Trust.

     3.1* --   Articles of Incorporation of the Company.

     3.2* -- Articles of Amendment to the Articles of Incorporation of the Company filed October 8, 1993.

     3.3* -- Articles of Amendment to the Articles of Incorporation of the Company filed December 22, 1993.

     3.4* --   Bylaws of the Company

     4.1  --   Form of Common Stock Purchase Warrant to purchase shares of Class
               A Common Stock issued to the Selling Shareholders pursuant to the
               Agency Agreement and issued to the Estate of C. W. Moody, Jr.,
               Dominion Investment Corporation, George V. Kane, John D. Higgins
               and Robert R. Salyard

     5.1**--   Opinion of Andrew J. Clark, III, Counsel to Registrant re:
               Legality.

    10.1* --   Release and Exchange Agreement dated effective as of March 23,
               1992 between the Company and Hill Branscomb.

    10.2* -- Form of Investor Release and Exchange Agreement dated effective as of March 31, 1992 between the Company and an investor in Buffalo Incorporated.

    10.3* --   Assignment dated June 22, 1992 from the C. W. Moody, Jr. Family
               Trust to the Company.

    10.4* --   General Conveyance, Assignment and Transfer dated effective as of
               June 22, 1992 from Lone Star Photo Video, Inc. to the Company.

    10.5* --   Letter Agreement dated April 8, 1992 between Data East U.S.A.,
               Inc. and the Company.

    10.6* --   Settlement and Release Agreement dated effective as of August 11,
               1993 between Data East U.S.A., Inc. and the Company.

    10.7* --   Employment Agreement dated June 15, 1992 between the Company and
               Robert A. Searles, Jr.

    10.8* --   First Amendment to Employment Agreement between the Company and
               Robert A.

  EXHIBIT
  NUMBER                            DESCRIPTION

                 Searles, Jr. dated September 1, 1993.

  10.9*       -- Employment Agreement dated September 1, 1993 between the
                 Company and M. G. Morgan.

 10.10*       -- First Amendment to Employment Agreement between the Company and
                 M.G. Morgam dated effective as of January 19, 1994.

 10.11*       -- 1993 Stock Option Plan of the Company.

 10.12*       -- Stock Option Agreement dated February 8, 1994 between the
                 Company and Robert A. Searles, Jr.

 10.13*       -- Stock Option Agreement dated February 8, 1994 between the
                 Company and M. G. Morgan.

 10.14*       -- Stock Option Agreement dated February 8, 1994 between the
                 Company and Andrew J. Clark, III.

 10.15*       -- Stock Option Agreement dated February 8, 1994 between the
                 Company and Richard W. Fairchild, Jr.

 10.16*       -- Memorandum of Agreement dated effective February 1994 between the Company, J. T. Trotter and George V. Kane, Jr.

 10.17*       -- Form of Consulting Agreement to be dated the Effective Date of the Registration Statement between the Company and Royce Investment Group, Inc.

 10.18        -- 1996 Stock Option Plan of the Company

 10.19        -- Stock Option Agreement dated December 6, 1996 between the
                 Company and Andrew J. Clark, III

 10.20        -- Stock Option Agreement dated December 6, 1996 between the
                 Company and John D. Higgins

 10.21        -- Stock Option Agreement dated December 6, 1996 between the
                 Company and Robert R. Salyard

 10.22        -- Stock Option Agreement dated December 6, 1996 between the
                 Company and Lance P. Wimmer

 10.23        -- Stock Option Agreement dated December 6, 1996 between the
                 Company and John C. Stuecheli

 10.24        -- Stock Option Agreement dated December 6, 1996 between the
                 Company and Sue Camp

 10.25        -- Stock Option Agreement dated December 6, 1996 between the
                 Company and Rodger Osgood

  EXHIBIT
  NUMBER                            DESCRIPTION

 10.26        -- Stock Option Agreement dated January 7, 1997 between the
                 Company and Rodger Osgood

 10.27        -- Stock Option Agreement dated December 6, 1996 between the
                 Company and Robert A. Searles, Jr.

 10.28        -- Consulting Agreement dated as of NOvember 1, 1996 between the
                 Company and Robert R. Salyard

 10.29        -- Executive Employment Agreement dated effective November 1,
                 1996 between the Company and Lance P. Wimmer

 10.30        -- Executive Employment Agreement dated effective November 5, 1996 between the Company and John C. Stuecheli

 10.31        -- Subscription Agreement dated effective as of September 9, 1996 between the Company and Robert R. Salyard

 10.32        -- Subscription Agreement dated effective as of September 9, 1996 between the Company and Dominion Investment Corporation, George
                 V. Kane, Jr. and the Estate of C. W. Moody, Jr.

 10.33        -- Settlement Agreement and Release dated effective as of
                 November 18, 1996 between the Company and Corporate Laser Charge, Inc.

 10.34        -- Form of Settlement Agreement and Release between the Company and trade creditors

 10.35        -- Form of Supplement Letter to Settlement Agreement with trade creditors

 10.36        -- Form of First Amendment to Settlement Agreement and Release
                 between the Company and trade creditors

 10.37        -- Amended and Restated Loan agreement dated as of October 31,
                 1996 between Petrus fund, L.P. and the Company

 10.38        -- Subscription Agreement dated January 22, 1997 between the
                 Company and John D. Higgins

 23.1**       -- Consent of Ernst & Young LLP

 23.2**       -- Consent of Lane Gorman Trubitt, L.L.P.

 23.3**       -- Consent of Andrew J. Clark, III, Counsel to Registrant, is
                 included in his opinion filed as Exhibit 5.1 to this Registration Statement

 24**         -- Powers of Attorney of certain directors and officers of the
                 Company (included on page II-8 of the Registration Statement on Form SB-2 (Registration No. 333-20559) filed with the Commission on January 28, 1997).

* Filed as exhibits to the Company's Form SB-2 Registration Statement (File No. 33-75216) effective May 11, 1994
** Previously filed

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on the 18th day of February, 1997.

                                            IRATA, INC.


                                            By: /s/ Lance P. Wimmer
                                               _______________________________
                                               Lance P. Wimmer
                                               Chairman of the Board,
                                               President and CEO


     In accordance with the requirements of the Securities Act of 1933, Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities stated on February 18, 1997.

  SIGNATURE                           TITLE

/s/   Lance P. Wimmer                 Chairman of the Board, President and Chief
---------------------------           Executive Officer and Director (Principal
      Lance P. Wimmer                 Executive Officer)


/s/   John C. Stuecheli               Vice President-Finance and Chief
---------------------------           Financial Officer (Principal Financial
      John C. Stuecheli               and Accounting Officer)

/s/ Andrew J. Clark, III*
---------------------------           Director
    Andrew J. Clark, III

/s/ Robert A. Searles, Jr.*
---------------------------           Director
   Robert A. Searles, Jr.

/s/   John D. Higgins*
---------------------------           Director
      John D. Higgins

/s/  Robert R. Salyard*
---------------------------           Director
     Robert R. Salyard



-------------
* Lance P. Wimmer, pursuant to a Power of Attorney executed by each of the directors and officers noted above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Amendment No. 1 to Registration Statement on Form SB-2 on behalf of each of the persons noted above, in the capacities indicated.


                                        /s/ Lance P. Wimmer
                                      --------------------------
                                            Lance P. Wimmer